Exhibit 2.1

ASSET PURCHASE AGREEMENT

WHEELING ACQUISITION CORPORATION

Buyer

LONE STAR TECHNOLOGIES, INC.

Owner of Buyer

WHEELING MACHINE PRODUCTS, INC.

and

WHEELING MACHINE PRODUCTS OF TEXAS, INC.

Sellers

and

NASSAU HOLDING CORPORATION

Owner of Seller

September 9, 2002

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS.
1.1.	CROSS-REFERENCE TABLE.
1.2.	LISTED DEFINITIONS.
	1.2.1.	Action.
	1.2.2.	Affiliate.
	1.2.3.	Bank Loans.
	1.2.4.	Business.
	1.2.5.	Bylaws.
	1.2.6.	Charter.
	1.2.7.	Code.
	1.2.8.	Contractual Obligations.
	1.2.9.	Governmental Authority.
	1.2.10.	Guarantee.
	1.2.11.	Investment.
	1.2.12.	Law.
	1.2.13.	Liability.
	1.2.14.	Lien.
	1.2.15.	Loss.
	1.2.16.	[INTENTIONALLY OMITTED]
	1.2.17.	Permitted Liens.
	1.2.18.	Person.
	1.2.19.	Personal Property Leases.
	1.2.20.	Real Property.
	1.2.21.	Subsidiary.
ARTICLE 2. PURCHASE AND SALE OF ASSETS
2.1.	ACQUIRED ASSETS.
	2.1.1.	Owned Real Property.
	2.1.2.	Leased Real Property.
	2.1.3.	Equipment.
	2.1.4.	Inventory.
	2.1.5.	Intellectual Property.
	2.1.6.	Contract Rights.
	2.1.7.	Permits, Etc.
	2.1.8.	Receivables.
	2.1.9.	Air Emissions.
	2.1.10.	Books and Records.
	2.1.11.	Claims.
	2.1.12.	Goodwill.
	2.1.13.	Unlisted Assets.
2.2.	EXCLUDED ASSETS.

i

	2.2.1.	Cash, Security Deposits, Prepaid Expenses and Bank Accounts.
	2.2.2.	Excluded Contracts.
	2.2.3.	Minute and Stock Books.
	2.2.4.	Leased Automobiles.
	2.2.5.	Seller’s Rights under this Agreement.
2.3.	ASSUMED LIABILITIES.
	2.3.1.	Ordinary Course of Business Liabilities.
	2.3.2.	Liabilities Under Assumed Contracts.
	2.3.3.	Liabilities Under Permitted Liens.
	2.3.4.	Prorated Taxes.
	2.3.5.	Accrued But Unused Vacation.
2.4.	EXCLUDED LIABILITIES.
	2.4.1.	Contracts.
	2.4.2.	Liabilities as Guarantor or Surety.
	2.4.3.	Related Party Liabilities.
	2.4.4.	Post-Closing and Third Party Liabilities.
	2.4.5.	Liabilities Not on Effective Date Balance Sheet.
	2.4.6.	Litigation/Breach of Warranty.
	2.4.7.	Product and Successor Liabilities.
	2.4.8.	Environmental Liabilities.
	2.4.9.	Taxes.
	2.4.10.	Employee/Benefit Liabilities.
	2.4.11.	Bank Loans.
2.5.	NO TRANSFER OF NON-TRANSFERABLE RIGHTS.
2.6.	PURCHASE PRICE.
ARTICLE 3. REPRESENTATIONS AND WARRANTIES.
3.1.	REPRESENTATIONS AND WARRANTIES OF SELLER.
	3.1.1.	Corporate Matters.
	3.1.2.	Financial Matters.
	3.1.3.	Assets.
	3.1.4.	Employee Benefit Matters.
	3.1.5.	Environmental Matters.
	3.1.6.	Legal Matters.
	3.1.7.	Tax Matters.
	3.1.8.	Labor and Employment Matters.
	3.1.9.	Miscellaneous Matters.
	3.1.10.	No Implied Representation.
3.2.	REPRESENTATIONS AND WARRANTIES OF BUYER.
	3.2.1.	Organization and Standing of Buyer.
	3.2.2.	Corporate Authority; Effective Agreement.
	3.2.3.	Full Disclosure.
	3.2.4.	Brokers or Finders.
	3.2.5.	Financing.
	3.2.6.	Litigation.
ARTICLE 4. COVENANTS

4.1.	COVENANTS TO BE PERFORMED PRIOR TO CLOSING.
	4.1.1.	Access to Premises and Information.
	4.1.2.	Conduct of Business Prior to Closing.
	4.1.3.	Notices and Consents.
	4.1.4.	Discharge of Liens and Encumbrances.
	4.1.5.	Supplemental Disclosure.
	4.1.6.	Other Transactions.
	4.1.7.	Employees.
	4.1.8.	Preparation for Closing.
	4.1.9.	Press Releases.
	4.1.10.	Notice of Breaches.
	4.1.11.	Insurance.
	4.1.12.	Intellectual Property.
	4.1.13.	Real Estate.
4.2.	COVENANTS CONTINUING BEYOND CLOSING.
	4.2.1.	Expenses of Transaction.
	4.2.2.	Non-Competition/Confidentiality.
	4.2.3.	Employees.
	4.2.4.	Transfer Taxes.
	4.2.5.	Records.
	4.2.6.	Cooperation.
	4.2.7.	Additional Documents, Etc.
	4.2.8.	Change of Name.
	4.2.9.	Benefit Plans.
ARTICLE 5. CLOSING
5.1.	DATE, TIME AND LOCATION.
5.2.	TRANSFER AND ASSIGNMENT OF ACQUIRED ASSETS; PRORATIONS.
	5.2.1.	Transfer and Assignment of Acquired Assets.
	5.2.2.	Prorations.
5.3.	CLOSING DATE CONSIDERATION.
5.4.	PURCHASE PRICE ADJUSTMENT.
	5.4.1.	Procedures for Adjustment.
	5.4.2.	Reconciliation of Estimated Purchase Price and Purchase Price and Payment of Purchase Price Adjustment.
	5.4.3.	Cooperation.
	5.4.4.	[INTENTIONALLY OMITTED]
5.5.	[INTENTIONALLY OMITTED]
5.6.	CONDITIONS TO BUYER’S OBLIGATION TO CLOSE.
	5.6.1.	Continued Accuracy of Representations and Warranties.
	5.6.2.	Performance of Agreements.
	5.6.3.	Sellers’ Certificates.
	5.6.4.	Board Approval.
	5.6.5.	Good Standing Certificate.
	5.6.6.	Opinion of Counsel to Seller and Stockholder.
	5.6.7.	Bill of Sale.

	5.6.8.	Non-Competition Agreement.
	5.6.9.	Contract and Lease Assignments.
	5.6.10.	Employment Agreements.
	5.6.11.	Escrow Agreement or Letter of Credit.
	5.6.12.	Termination Statements and Releases of Liens.
	5.6.13.	Real Property.
	5.6.14.	Due Diligence, Etc.
	5.6.15.	Legality; Governmental Authorization; Litigation.
	5.6.16.	No Change in Law; Etc.
	5.6.17.	Remedial Work.
	5.6.18.	Required Consents.
	5.6.19.	Transition Services Agreement.
	5.6.20.	Allocation Of Purchase Price.
5.7.	CONDITIONS TO SELLER’S AND STOCKHOLDER’S OBLIGATION TO CLOSE.
	5.7.1.	Continued Accuracy of Representations and Warranties.
	5.7.2.	Performance of Agreements.
	5.7.3.	Officer’s Certificate.
	5.7.4.	Board Approval.
	5.7.5.	Absence of Litigation.
	5.7.6.	Good Standing Certificate.
	5.7.7.	Opinion of Counsel to Buyer.
	5.7.8.	Transition Services Agreement.
	5.7.9.	Letter of Credit Claims Agreement.
	5.7.10.	Governmental Approvals.
	5.7.11.	Allocation of Purchase Price.
ARTICLE 6. INDEMNIFICATION
6.1.	INDEMNIFICATION OF BUYER.
6.2.	INDEMNIFICATION OF SELLER AND STOCKHOLDER.
6.3.	LIMITATIONS ON INDEMNIFICATION RIGHTS.
	6.3.1.	Termination of Indemnification Rights.
	6.3.2.	Indemnification Termination Date.
	6.3.3.	Dollar Limitations.
6.4.	PROCEDURES FOR INDEMNIFICATION.
	6.4.1.	General Claims.
	6.4.2.	Defense of Third Party Claims.
	6.4.3.	Payment.
6.5.	SPECIAL REFERENCES.
6.6.	RELEASE OF ESCROW FUNDS.
6.7.	KNOWLEDGE IMPUTED TO BUYER.
ARTICLE 7. TERMINATION.
7.1.	GROUNDS FOR TERMINATION.
7.2.	EFFECT OF TERMINATION.
ARTICLE 8. DISPUTE RESOLUTION / REMEDIES

8.1.	DISPUTE RESOLUTION.
	8.1.1.	Negotiation.
	8.1.2.	Arbitration.
	8.1.3.	Injunctive Relief.
	8.1.4.	Dispute Resolution/Legal Fees.
8.2.	REMEDIES.
ARTICLE 9. NOTICES, CONSTRUCTION AND INTERPRETATION
9.1.	NOTICES.
9.2.	ENTIRE AGREEMENT; WAIVERS.
9.3.	AMENDMENT OR MODIFICATION.
9.4.	HEADINGS.
9.5.	INTERPRETATION.
9.6.	SCHEDULES; ETC.
9.7.	SEVERABILITY.
9.8.	COUNTERPARTS.
9.9.	SUCCESSORS AND ASSIGNS.
9.10.	NO THIRD PARTY BENEFICIARY RIGHTS.
9.11.	GOVERNING LAW.
9.12.	CONSTRUCTION OF THE AGREEMENT.

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into on this 9th day of September, 2002 by and among WHEELING ACQUISITION CORPORATION, a corporation organized and existing under the laws of Texas (“Buyer”), LONE STAR TECHNOLOGIES, INC., a corporation organized and existing under the laws of Delaware (“Lone Star”), and WHEELING MACHINE PRODUCTS, INC., a corporation organized and existing under the laws of Louisiana (“Wheeling Machine”), WHEELING MACHINE PRODUCTS OF TEXAS, INC., a corporation organized and existing under the laws of Louisiana (“Wheeling Texas” and, collectively with Wheeling Machine, “Seller”), and NASSAU HOLDING CORPORATION, a corporation organized and existing under the laws of Delaware (the “Stockholder”).

Background

Seller desires to sell, and Lone Star, through its wholly owned subsidiary, Buyer, desires to purchase, certain of the assets of Seller used in its Business, as defined herein, upon the terms and conditions hereinafter set forth.

Stockholder owns all issued and outstanding shares of Seller.  In connection with the sale of the assets of the Business to Buyer, the parties desire that Stockholder enter into the covenants and make the representations and warranties contained herein.

NOW THEREFORE, the parties hereto, in consideration of the covenants and agreements set forth herein, and intending to be legally bound hereby, agree as follows:

Agreement

ARTICLE 1. DEFINITIONS.

Certain terms are used in this Agreement as specifically defined herein.

1.1.          CROSS-REFERENCE TABLE.  The following terms are defined in the Sections set forth below and will have the respective meanings therein defined:

Term	Definition
“Acquired Assets”	Section 2.1
“Adjusted Net Working Capital”	Section 2.6
“Agreement”	Preamble
“Assumed Contracts”	Section 2.1.6
“Assumed Liabilities”	Section 2.3
“Benefit Arrangement”	Section 3.1.4.A
“Books and Records”	Section 2.1.10
“Buyer”	Preamble
“Cash Payment”	Section 5.3
“CERCLA”	Section 3.1.5.A

“Closing”	Section 5.1
“Closing Date”	Section 5.1
“Closing Date Consideration”	Section 5.3
“Effective Date Balance Sheet”	Section 5.4.1
“Effective Time”	Section 5.1
“Environmental Laws”	Section 3.1.5.A
“Equipment”	Section 2.1.3
“ERISA”	Section 3.1.4.A
“ERISA Affiliate”	Section 3.1.4.A
“Estimated Purchase Price”	Section 2.6
“Excluded Contracts”	Section 2.1.6
“Excluded Liabilities	Section 2.4
“Excluded Assets”	Section 2.2
“Estimated Purchase Price”	Section 2.6
“Financial Statements”	Section 3.1.2.A
“GAAP”	Section 2.6
“GAAS”	Section 3.1.2.B
“Hazardous Substances”	Section 3.1.5.A
“Indemnification Claim”	Section 6.4
“Indemnification Termination Date”	Section 6.3.2
“Indemnitor”	Section 6.1
“Indemnitee”	Section 6.1
“Intellectual Property”	Section 2.1.5
“Inventory”	Section 2.1.4
“Inventory Value”	Section 2.7
“Leased Automobiles”	Section 2.2.4
“Leased Personal Property “	Section 1.2.19
“Leased Real Property”	Section 2.1.2
“Letter of Credit”	Section 5.3
“Lone Star”	Preamble
“Loss”	Section 1.2.15
“Management Employee”	Section 3.1.8.B
“Multiemployer Plan”	Section 3.1.4.A
“Notice Period”	Section 6.4.2.A
“Owned Real Property”	Section 2.1.1
“PBGC”	Section 3.1.4.A
“Permits”	Section 2.1.7
“Permitted Real Estate Exceptions”	Section 1.2.17
“Purchase Price”	Section 2.6
“Purchase Price Adjustment”	Section 2.6
“RCRA”	Section 3.1.5.A
“Real Property”	Section 3.1.3.C
“Real Property Leases”	Section 2.1.2
“Receivables”	Section 3.1.3.K
“Reference Balance Sheet”	Section 3.1.2.A
“Reference Date”	Section 3.1.2.A

“Release”	Section 3.1.5.A
“Remedial Work”	Section 1.2.15
“Required Consents”	Section 3.1.9.B
“Reserved Claims”	Section 6.3
“Seller”	Preamble
“Seller’s Counsel”	Section 5.6.2
“Seller’s CPA”	Section 3.1.2.A
“Stockholder”	Preamble
“Tax Allocation”	Section 5.6.20
“Taxes”	Section 2.4.9
“Third Party Claim”	Section 6.4.2
“Transition Services Agreement”	Section 5.6.19
“Wheeling Machine”	Preamble
“Wheeling Texas	Preamble

1.2.          LISTED DEFINITIONS.

1.2.1.       Action.  The term “Action” means any and all civil, criminal or administrative actions, causes of action, litigation, suits, arbitrations, investigations, proceedings, hearings, charges, complaints, citations, demands, assessments, audits, judgments and claims (including employment-related claims) relating to a Person.

1.2.2.       Affiliate.  The term “Affiliate” means with respect to any specific Person, as of the Effective Time, (a) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the specified Person; (b) any Person who or which is or has been within the past three years an officer, director, partner or beneficial holder of at least 5% of any class of the outstanding ownership interests of the specified Person; (c) any Person who or which is or has been within the past three years an officer, director, partner or beneficial holder of at least 5% of any class of the outstanding ownership interests of a Person specified in clause (b) above; (d) the spouse, parents, siblings and children of any Person covered by clauses (b) or (c) above; and (e) any Person in which the specified Person or a Person specified in clause (d) above will, directly or indirectly and legally or beneficially, own at least 5% of the outstanding ownership interests.

1.2.3.       Bank Loans.  The term “Bank Loans” means all obligations or indebtedness of Seller to banks, financial institutions or other financing companies and all other obligations or indebtedness of Seller to other Persons, which obligations or indebtedness bear interest.

1.2.4.       Business.  The term “Business” means the business of Seller as a going concern on the Reference Date, including Seller’s business of manufacturing pipe couplings and related products.

1.2.5        Bylaws.  The term “Bylaws” means the bylaws (or other similar document) and all amendments thereto adopted by the specified Person, each as from time to time in effect.

1.2.6        Charter.   The term “Charter” means the certificate of incorporation (or other similar document) and all amendments thereto adopted by the specified Person, each as from time to time in effect.

1.2.7.       Code.  The term “Code” means the federal Internal Revenue Code of 1986, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

1.2.8.       Contractual Obligations.  The term “Contractual Obligations” means, with respect to any specified Person, all contracts, agreements, arrangements, deeds, mortgages, options, leases or licenses, written or oral, to which such Person is a party or otherwise subject, or by which such Person or any of such Person’s assets or properties are legally bound.

1.2.9.       Governmental Authority.  The term “Governmental Authority” means any governmental agency, body or instrumentality (whether federal, state, local or foreign) including all courts.

1.2.10.     Guarantee.   The term “Guarantee” includes (a) any guarantee of the payment or performance of any indebtedness or other obligation of any obligor, and (b) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person, whether that promise or undertaking is expressed in terms of an obligation to pay the indebtedness of such obligor, or to purchase any obligation owed by such obligor, or to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto.

1.2.11.     Investment.  The term “Investment” includes any (a) share of capital stock, evidence of indebtedness or other security issued by any other Person, (b) loan, advance, or extension of credit to, or contribution to the capital of, any other Person and (c) purchase of the securities or business or integral part of the business of any other Person, or commitment or option to make such a purchase.

1.2.12.     Law.  The term “Law” means, at the applicable time, each provision of any then applicable federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation (including Environmental Laws), and each term of any order, judgment or decree theretofore or then currently existing, of any arbitrator or Governmental Authority (including the United States Patent Office), and each provision of any license, franchise, permit or similar right granted under any of the foregoing.

1.2.13.     Liability.  The term “Liability” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, debt, cost, expense, obligation or responsibility, absolute or contingent, fixed or unfixed, matured or unmatured, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured (including attorneys’, accountants’, consultants’ and experts’ fees).

1.2.14      Lien.  The term “Lien” means, with respect to any specified property or asset, any Contractual Obligation or any Law, which has the result that there will (a) exist any encumbrance, mortgage, pledge, lien, equity, claim, charge (floating or fixed), restriction on transfer or other security interest of any kind upon such property or assets, or upon the income or profits therefrom; (b) exist any arrangement or agreement which prohibits the creation of such encumbrances, mortgages, pledges, liens, claims, charges, restrictions on transfer or other security interests on such property or assets; (c) have occurred any transfer (absolute or contingent) of any of such property or assets for the purposes of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to payments of its general creditors; or (d) have occurred an acquisition or exist an agreement or option to acquire such property or assets upon conditional sale or other title retention device or Contractual Obligation (including a capitalized lease).

1.2.15.     Loss.  The term “Loss” or “Losses” means (a) any and all damages, deficiencies, assessments, judgments, losses, costs, expenses (including costs of collection and reasonable experts’ and attorneys’ fees and expenses), obligations and liabilities; and (b) (i) any costs to remove, remediate, treat, dispose of, study, investigate and sample any and all Hazardous Substances from all or any portion of the Real Property or off-site properties, (ii) any costs to protect against the release or threat of release of Hazardous Substances on, in, under or affecting the Real Property to the extent required by applicable Environmental Laws or any Governmental Authority, including any costs and expenses for environmental testing, studies, assessments and investigations, and (iii) with respect to all or any portion of the Real Property or any off-site properties, any costs to comply with all applicable Environmental Laws including fines, penalties, and administrative, indirect, direct and overhead costs charged by any Governmental Authority (all work referred to in (i), (ii) and (iii) above is hereinafter collectively called “Remedial Work”).

1.2.16.     [INTENTIONALLY OMITTED]

1.2.17.     Permitted Liens.  The term “Permitted Liens” means, collectively, all (a) Liens for current real or personal property taxes not yet due as of the Effective Time or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (b) worker’s, carrier’s, materialmen’s or similar liens arising by operation of law or in the ordinary course of business for obligations not yet due as of the Effective Time or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established; and (c) as to the Owned Real Property, (i) rights reserved to or vested in any local, state or federal governmental bodies, authorities or agencies to control or regulate the use of real property interests in any manner, and (ii) recorded easements, restrictions, reservations, rights-of-way, covenants, conditions and other similar encumbrances whether of record, or apparent on the premises, including road, highway, pipeline, railroad and utility easements which, individually or in the aggregate, do not adversely affect Buyer’s current use of such property (“Permitted Real Estate Exceptions”).

1.2.18.     Person.  The term “Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, Governmental Authority or political subdivision thereof, or other legal entity of any kind.

1.2.19.     Personal Property Leases.  The term “Personal Property Leases” means the leases, subleases or other agreements with respect to any personal property used in connection with the Business, including those listed on Schedules  2.1.6.(a) and 2.1.6.(b) (such personal property being referred to herein as the “Leased Personal Property”).

1.2.20.     Real Property.  The term “Real Property” means the Owned Real Property and the Leased Real Property.

1.2.21.     Subsidiary.  The term “Subsidiary” means, at the applicable time and with respect to any specified Person, any other Person of which a specified Person owns, directly or indirectly, owns at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

ARTICLE 2. PURCHASE AND SALE OF ASSETS

2.1.          ACQUIRED ASSETS.  Except as otherwise provided in Section 2.2 and subject to the terms and conditions of this Agreement, on the Closing Date, Buyer will purchase and acquire from Seller, and Seller will sell, assign, transfer and deliver, or cause to be sold, assigned, transferred and delivered, to Buyer, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under all of the assets, properties, rights, licenses and business, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as of the Effective Time (collectively, the “Acquired Assets”), including all right, title and interest of Seller in, to, and under those assets specifically listed in Sections 2.1.1 through 2.1.13:

2.1.1.       Owned Real Property. Those parcels of real property (including all rights of way, easements and other interests) owned by Seller listed on Schedule 2.1.1 (collectively, the “Owned Real Property”).

2.1.2.       Leased Real Property. Those leasehold interests and all claims and rights of Seller under those leases, subleases, licenses and other agreements listed on Schedule 2.1.2 (collectively, the “Real Property Leases”) under which Seller uses or occupies or has the right to use or occupy, now or in the future, any real property (collectively, the “Leased Real Property”).

2.1.3.       Equipment. All the fixtures, leasehold improvements, furnishings, furniture, office supplies, vehicles, tooling, spare parts, tools, machinery, and equipment of every kind and description, whether located upon or affixed to any of the Owned Real Property or the Leased Real Property, including Leased Personal Property, and including all of the Equipment listed on Schedule 2.1.3, but specifically excluding the Leased Automobiles (collectively, the “Equipment”).

2.1.4.       Inventory. All inventory, including all: (i) raw materials; (ii) work in progress; (iii) finished goods; (iv) tooling inventory; and (v) spare and repair parts inventory, wherever located, owned or used by Seller in the operation of the Business (the “Inventory”).

2.1.5.       Intellectual Property. (i) All patents, trademarks, service marks, trade names, copyrights, and registered, assumed or fictitious names and all applications and registrations therefor, including the name(s) “Wheeling Machine Products, Inc.,” “Wheeling Machine Products of Texas, Inc.” and Wheeling Machine Products of East Texas, Inc.; (ii) all inventions, discoveries, processes, trade secrets, methods and other intellectual property rights and intangible property, whether or not patentable; (iii) all software and computer programs owned or leased by Seller, other than software and computer programs licensed to Stockholder; (iv) all useful information relating to the foregoing items, including technology, engineering, drawings, reports, design information and practices, flow charts, diagrams, descriptive texts and programs, underlying tapes, documentation, source codes, and computer data bases; and (v) all confidential business information, including all price lists, customer lists and business plans, owned or used in connection with the operation of the Business including those described on Schedule  2.1.5 (collectively, the “Intellectual Property”).

2.1.6.       Contract Rights. All rights under the collective bargaining agreements, employment and severance agreements, Benefit Arrangements, leases (including Real Property Leases and Personal Property Leases), non-governmental licenses, franchise sales agreements, joint venture agreements, sales and purchase orders, warranties, guarantees and service agreements, and any other contracts, agreements or instruments of Seller (collectively, the “Assumed Contracts”), including the Assumed Contracts described on Schedule  2.1.6(a), but excluding those described on Schedule  2.1.6(b) (the “Excluded Contracts”).  Buyer does not expressly or impliedly assume any obligation under any contract hereunder except to the extent it is specifically listed on Schedule 2.1.6(a) or Buyer assumes the benefit of such contract.

2.1.7.       Permits, Etc. All of Seller’s transferable permits, authorizations, franchises, licenses, registrations, qualifications, consents, approvals, waivers and all agency listings owned or used by Seller in the operation of the Business, whether issued by any Governmental Authority or any other Person (collectively, the “Permits”), including those identified on Schedule  2.1.7.

2.1.8.       Receivables. All of Seller’s Receivables.

2.1.9.       Air Emissions. All air emissions, water quality improvements and pollution reductions Seller has, is entitled to or applied for, including any air emissions, water quality improvements and pollution reductions where Seller has credit for or has banked, applied to bank or agreed to sell or trade.

2.1.10.     Books and Records. All records, information, files, manuals, records (including all financial, personnel and payroll records), sales records, data, databases, plans, books, ledgers, business plans, projections, documents, lists (including customer, vendor and employee lists and files), and any other recorded knowledge (whether in hard copy or on software or other media) pertaining to the Acquired Assets and/or to the Business (collectively, “Books and Records”) located at the Real Property, and, to the extent requested in writing by Buyer from Seller either prior to or within five (5) years after the Closing, copies of any such items that are located elsewhere.

2.1.11.     Claims. All of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties and rebates.

2.1.12.     Goodwill. The goodwill of Seller.

2.1.13.     Unlisted Assets. All of the other Acquired Assets not specifically included in Sections 2.1.1 through 2.1.12 hereof which are owned as of the Effective Time or included on the Effective Date Balance Sheet, together with any other assets or items of property owned or leased by Seller and used in the conduct of the Business and not specifically excluded under the terms of this Agreement.

2.2.          EXCLUDED ASSETS. Notwithstanding any provision of Section 2.1 hereof, the following assets of Seller (the “Excluded Assets”) are not included in the Acquired Assets and will not be sold or transferred to Buyer hereunder:

2.2.1.       Cash, Security Deposits, Prepaid Expenses and Bank Accounts. All of Seller’s cash and cash equivalents, security deposits, prepaid expenses, bank accounts and petty cash, wherever located (“Cash”).

2.2.2.       Excluded Contracts. The Excluded Contracts, specifically including the contracts of Seller for general liability, casualty, property damage and all other insurance.

2.2.3.       Minute and Stock Books. Seller’s corporate franchise, minute and stock record books, corporate seals, tax returns or other records having to do with the corporate organization of Seller.

2.2.4.       Leased Automobiles. The leased automobiles listed on Schedule 2.2.4 (the “Leased Automobiles”).

2.2.5.       Seller’s Rights under this Agreement. The rights which accrue or will accrue to Seller under this Agreement.

2.3.          ASSUMED LIABILITIES.  As of the Effective Time, Buyer will assume the following, and only the following, Liabilities of Seller (collectively the “Assumed Liabilities”):

2.3.1.       Ordinary Course of Business Liabilities. Obligations for accounts payable and other accrued current Liabilities incurred in the ordinary course of business and reflected on the Financial Statements of Seller, but specifically excluding any such obligations due from Seller to its Subsidiaries and Affiliates or to Stockholder.

2.3.2.       Liabilities Under Assumed Contracts. Obligations under (a) the Assumed Contracts and (b) Benefit Arrangements, if any, assumed by Buyer, but in each case only if such obligations arise with respect to periods beginning after the Effective Time (other than Liabilities attributable to any failure by Seller to comply with the terms thereof on or prior to the Effective Time).

2.3.3.       Liabilities Under Permitted Liens. Obligations under the Permitted Liens.

2.3.4.       Prorated Taxes. Obligations for ad valorem and other property taxes assessed on the Acquired Assets for the calendar year 2002.

2.3.5.       Accrued But Unused Vacation.  Liabilities for any accrued but unused vacation owed to any employee of Seller hired by Buyer as of the Effective Time, but only to the extent reflected on the Books and Records of Seller.

2.4.          EXCLUDED LIABILITIES.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller (or any predecessor owner of all or part of its business and assets), including Liabilities arising out of events, facts and circumstances existing prior to the Effective Time and those Liabilities specifically listed in the subsections to this Section 2.4 (collectively the “Excluded Liabilities”):

2.4.1.       Contracts. (i) Liabilities arising under the Excluded Contracts; and (ii) obligations under the Assumed Contracts which arise with respect to periods prior to the Effective Time.

2.4.2.       Liabilities as Guarantor or Surety.  Liabilities of Seller as a guarantor or surety with respect to any obligation of any other Person.

2.4.3.       Related Party Liabilities.  Liabilities or other financial obligations owing from Seller to any Affiliate, Subsidiary, or Stockholder of Seller.

2.4.4.       Post-Closing and Third Party Liabilities. Liabilities of Seller relating to its affairs after the Effective Time and Liabilities of any kind of Stockholder or any other party other than Seller.

2.4.5.       Liabilities Not on Effective Date Balance Sheet.  Liabilities of Seller not reflected and accrued on the Effective Date Balance Sheet, whether or not reflected on the Reference Date Balance Sheet.

2.4.6.       Litigation/Breach of Warranty. Liabilities (i) for Actions pending (or threatened) against, or judgments against, Seller (including the Acquired Assets), and (ii) of Seller resulting from, arising out of, relating to or caused by breach of contract, breach of warranty, tort, infringement, or violation of any party’s rights or of any Law.

2.4.7.       Product and Successor Liabilities.  All product and successor Liabilities related to the Business, including all product Liabilities arising out of the sale of products by Seller prior to the Effective Time.

2.4.8.       Environmental Liabilities. Liabilities of Seller or any Affiliate of Seller, predecessor of Seller or other Person (i) under any Environmental Laws, (ii) arising out of the generation, use, manufacture, treatment, transportation, storage, disposal or Release of any Hazardous Substances on, in, at or about the Real Property, or (iii) arising in connection with Seller’s failure to secure required environmental permits.

2.4.9.       Taxes.  Liabilities for all taxes, fees, levies, duties, charges or other like assessments of any kind whatsoever, including profits, income, withholding, gross receipts, excise, real or personal property, property transfer, asset, capital stock, sales, use, license, ad valorem, stamp, occupation, employment, payroll, transaction, capital gains, net worth, customs, and franchise taxes imposed by or payable to any Governmental Authority, including interest, penalties, deficiencies, additions to tax or additional amounts thereto other than ad valorem and other property taxes assessed on the Acquired Assets for the calendar year 2002 (collectively, “Taxes”).

2.4.10.     Employee/Benefit Liabilities.  Except as provided in Section 2.3.5 above, Liabilities for any employee of Seller whom Buyer hires, or attempts to hire, or for any other employee of Seller, for (a) any wages, salaries, bonuses or withholding taxes earned or accrued in respect of their employment with Seller, through and including the Effective Time, including any Liabilities relating to any Benefit Arrangements, and for payments, taxes, fines or penalties that are payable to the Internal Revenue Service or the PBGC, and (b) any health related matters, regardless of whether covered by insurance, arising prior to the Effective Time.

2.4.11.     Bank Loans. Liabilities for Bank Loans.

2.5.          NO TRANSFER OF NON-TRANSFERABLE RIGHTS.  Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any contract, commitment, license, lease or permit, or any claim, right or benefit arising thereunder if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.  Seller will use its best efforts to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment to Buyer, as Buyer may request.  If such consent is not obtained, Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under the contract as if such consent had been obtained.

2.6.          PURCHASE PRICE.  The purchase price to be paid by Buyer to Seller for the Acquired Assets and the other consideration set forth herein, including the non-competition agreements referred to in Section 4.2.2, will be an amount equal to (i) $21,200,000.00 plus (ii) the Adjusted Net Working Capital of Seller as of the Closing Date (the “Purchase Price”).  For purposes of this Agreement “Adjusted Net Working Capital” means, as of the date of determination, the sum of the “current assets”, other than the Cash of Seller, less the liabilities of Seller being assumed by Buyer, in all cases as determined pursuant to United States generally accepted accounting principles, consistently applied (“GAAP”). Prior to the Closing, Seller and Buyer will make their best estimate of the Purchase Price as of the Closing Date by adding the Adjusted Net Working Capital, based upon the Financial Statements of Seller for the four week period ending September 8, 2002, to $21,200,000 (the “Estimated Purchase Price”).  For purposes of calculating Adjusted Net Working Capital as of the four week period ending September 8, 2002, the value of Seller’s Inventory will be equal to 90 percent of its value as reflected on the Financial Statements of that date of Seller.  The

Estimated Purchase Price will be subject to adjustment post-Closing, as provided in Section 5.4 hereof (the “Purchase Price Adjustment”).

ARTICLE 3. REPRESENTATIONS AND WARRANTIES.

3.1.          REPRESENTATIONS AND WARRANTIES OF SELLER.  In order to induce Buyer to enter into this Agreement and to purchase the Acquired Assets, Seller and Stockholder, jointly and severally, represent and warrant to Buyer as follows (it being understood and agreed that with respect to representations and warranties based on the knowledge or belief of Seller, Seller will be deemed to have, collectively, the actual knowledge and beliefs of Seller, Stockholder, the Affiliates of Seller (as that term is defined in Section 1.2.2(A) hereof), the respective officers and directors of each of the foregoing, and the employees of Seller listed on Schedule 3.1.8.B, as well as the knowledge each of the foregoing would have if they had conducted a reasonable investigation of the issue in question).

3.1.1.       Corporate Matters.

A.    Corporate Status.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has full power and authority to enter into this Agreement, own its properties and to carry on the Business as presently conducted by it.  Seller has delivered a complete and correct copy of its Charter and Bylaws to Buyer.

B.    Qualification.  Seller is duly qualified as a foreign corporation, and is in good standing as such, in the jurisdictions listed on Schedule 3.1.1.B which comprise every jurisdiction in which the nature of the business conducted or property owned by Seller makes such qualification necessary, except for any jurisdiction where the failure to be so qualified will not have a material adverse effect on the Business or Seller’s financial condition.

C.    Subsidiaries, Affiliate Dealings.  Seller has no Subsidiaries.

D.    Corporate Authority; Effective Agreement.  The Boards of Directors of Seller have duly authorized and approved the execution and delivery of this Agreement and the performance of the transactions provided for herein.  No other corporate or stockholder action is required in connection with the foregoing.  This Agreement is a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws in effect now or hereafter relating to creditors’ rights generally and by equitable principles, whether considered in a proceeding at law or in equity.  The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions provided for herein, do not and will not at or prior to the Closing, with or without the giving of notice, the passage of time, or both: (i) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (a) the Charters or Bylaws of Seller, (b) any Contractual Obligation, including rights of termination or cancellation, to which Seller is a party or by which Seller or any of its properties is bound, or (c) any Law to which Seller is subject; or

(ii) result in the creation or imposition of any Lien affecting any of the Acquired Assets, or otherwise adversely affect Seller, the Business or any of the Acquired Assets.

E.     Stockholder’s Authority; Effective Agreement.  Stockholder has duly authorized and approved the execution and delivery of this Agreement and the performance of the transactions provided for herein.  No other Stockholder action is required in connection with the foregoing.  This Agreement is a legal, valid and binding obligation of Stockholder and is enforceable against Stockholder in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws in effect now or hereafter relating to creditors’ rights generally and by equitable principles, whether considered in a proceeding at law or in equity.  The execution, delivery and performance of this Agreement by Stockholder, and the consummation of the transactions provided for herein, do not and will not at or prior to the Closing, with or without the giving of notice, the passage of time, or both:  (i) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (a) any Contractual Obligation, including rights of termination or cancellation, to which Stockholder is a party or by which it or any of its properties are bound, or (b) any Law to which Stockholder is subject or by which it is bound; or (ii) result in the creation or imposition of any Lien affecting any of the Acquired Assets, or otherwise adversely affect the Business or any of the Acquired Assets.  Stockholder has fulfilled, and has done nothing to breach, its fiduciary duties to Seller or any other party in connection with any of the transactions contemplated by this Agreement.

F.     Charter or Bylaws.  Seller is not in violation of, or in default under, any provision of its Charter or Bylaws, nor has any material change occurred in any provision thereof since the Reference Date.

3.1.2.       Financial Matters.

A.    Financial Statements Delivered.  Seller has delivered, or will deliver when prepared, to Buyer accurate and complete copies of the following financial statements (which are collectively referred to herein as the “Financial Statements”):

(i)            The audited balance sheet of Wheeling Machine as of December 30, 2001 (the “Reference Date”), and the related statements of income and retained earnings and statement of cash flows for the year then ended, accompanied by the report thereon of Laporte, Sehrt, Romig & Hand (hereinafter “Seller’s CPA”) and similar audited financial statements for each of the preceding two (2) fiscal years, together with the internally prepared, unaudited balance sheet of Wheeling Texas for the same periods (in the aggregate the “Reference Balance Sheet”); and

(ii)           The internally prepared, unaudited balance sheet of Seller as of the end of each four week period of 2002, and the related statements of income and retained earnings and statement of cash flow, within 20 days of the end of each four week period.

B.    Preparation of Financial Statements.  Except as listed on Schedule 3.1.2.B, the Financial Statements (including the notes, if any, thereto) (a) fairly present the financial condition and results of operations of Seller as of and for the periods ending on their respective dates; (b) have been prepared based on audits conducted in accordance with generally accepted auditing standards applied on a consistent basis (“GAAS”); and (c) have been prepared in accordance with GAAP.  Seller has no Liabilities not reflected in or reserved against on the Financial Statements which, under GAAP, should have been reflected or reserved against thereon.  Seller has made available to Buyer all work papers (including those of Seller’s external certified public accountants) relating to the preparation of the Financial Statements.

C.    Preparation of Effective Date Balance Sheet.  The Effective Date Balance Sheet, when prepared, will (a) fairly present the financial condition and results of operations of the Business as of the Effective Time; (b) be prepared based on an audit conducted in accordance with GAAS; and (c) be prepared in accordance with GAAP.  Seller will have no Liabilities not reflected or reserved against on the Effective Date Balance Sheet which, under GAAP, should have been reflected or reserved against thereon.  Seller will make available to Buyer all work papers (including those of Seller’s external certified public accountant) relating to the preparation of the Effective Date Balance Sheet.

D.    Change in Condition.  Except as listed on Schedule 3.1.2.D, and except as would not have a material adverse effect on the Business, since the Reference Date, Seller has not with respect to the Business:

(i)            sold, leased, encumbered, assigned, transferred, or otherwise disposed of any assets or properties, tangible or intangible, which would have been included in the Acquired Assets if the Closing had been held on the Reference Date or on any date since then, for an aggregate amount in excess of $25,000 (except for the sale of Inventory in the ordinary course of business) or outside the ordinary course of business;

(ii)           issued any note, bond or other debt security, or created, incurred, assumed, or guaranteed any Liabilities; created or suffered to exist any Lien on any of the Acquired Assets (other than Permitted Liens), or increased the amount of any Liability outstanding under any loan agreement, mortgage, equipment lease or other borrowing arrangement, other than in the ordinary course of business;

(iii)          made or suffered any amendment or termination of any Contractual Obligation to which it is a party or by which it is bound, or canceled, released, compromised, modified or waived any rights, debts or claims held by it;

(iv)          delayed or postponed the payment of any Liabilities in a manner not consistent with past practice and custom, or failed to pay or discharge when due any Liabilities which failure has caused or will cause any material damage or risk of loss to the Business or any of the Acquired Assets;

(v)           discharged or satisfied any Lien, or paid any Liabilities, other than in the ordinary course of business;

(vi)          issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(vii)         suffered any damage, destruction or loss, whether or not covered by insurance, (a) adversely affecting the Business or its operations, assets, properties or prospects or (b) of any item or items carried on its books of account individually at more than $10,000; or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

(viii)        suffered any material adverse change in the Business or its operations, assets, properties, prospects or condition (financial or otherwise) nor, to Seller’s knowledge, has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing;

(ix)           entered into or modified the terms of any employment contract or any collective bargaining or labor agreement (oral or written), or experienced any Labor Dispute;

(x)            purchased or leased any assets (other than Inventory in the ordinary course of business), or made any capital expenditures, or commitments or agreements for capital expenditures or capital additions or betterments to the Acquired Assets either exceeding $25,000 in the aggregate or outside the ordinary course of business;

(xi)           increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, or paid any bonuses to or made any changes in the terms of employment of any of its employees, officers or directors, or made any changes in its senior management;

(xii)          changed any of the accounting principles, practices or policies followed or the methods of applying such principles, practices or policies;

(xiii)         written down or written up the value of any Inventory (including write-downs by reason of shrinkage or markdowns);

(xiv)        made or authorized any material amendment to its Charter or Bylaws except as may be necessary to carry out this Agreement or as required by Law;

(xv)         granted any license or sublicense of any right under or with respect to any Intellectual Property or permitted the use of its corporate name by any other Person;

(xvi)        made any Investment in, merged or consolidated with, or acquired or agreed to acquire or be acquired by, any other Person;

(xvii)       adopted, terminated, amended, modified, extended, or otherwise changed any Benefit Arrangement, or made, caused to be made, or agreed to make any contribution, award or payment under any Benefit Arrangement, except at the time and to the extent required by the written terms thereof;

(xviii)      made or pledged to make any political, charitable or other capital contribution;

(xix)         agreed, so as to legally bind Seller, whether in writing or otherwise, to take any of the actions set forth in this Section 3.1.2.D and not otherwise permitted by this Agreement;

(xx)          entered into or engaged in any other material course of conduct, occurrence, event, incident, action, failure to act, or transaction other than in the ordinary course of business; or

(xxi)         delayed or postponed the filing of applications and/or oppositions or payment of fees relative to the issuance or maintenance of any Intellectual Property, including patent and trademark/service mark applications and/or renewals thereof.

E.     Bank Loans.  At or prior to the Closing, Seller shall have no Liabilities for Bank Loans affecting or in any way relating to the Acquired Assets or the Business.

3.1.3.       Assets.

A.    Title to Acquired Assets.  Seller has, and will deliver to Buyer at the Closing, good title to the Acquired Assets (or with respect to the Leased Personal Property, the Leased Real Property or any Acquired Assets held under license only, a valid and enforceable leasehold interest in or right to use such Acquired Assets) and the rights of Seller under all Assumed Contracts assigned to Buyer hereunder, free and clear of all Liens, other than the Permitted Liens.  All Permitted Liens are listed and described on Schedule 3.1.3.A.

B.    Sufficiency.  The Acquired Assets include all properties, assets and rights used in, or necessary for the conduct of, the Business as now conducted.

C.    Real Property.

(i)            Seller has (a) good title to the Owned Real Property, and (b) valid leasehold interests in the Leased Real Property (collectively, the “Real Property”), in each case, free and clear of all Liens except Permitted Liens.

(ii)           Schedule 2.1.1 identifies all of the Owned Real Property. Schedule 2.1.2 identifies and describes all of the Leased Real Property.  Seller has provided true and complete copies of all Real Property Leases (including all modifications, amendments and supplements) to Buyer.

(iii)          Except as listed on Schedule 3.1.3.C., the buildings and structures constituting part of the Real Property, including fixtures leased or owned by Seller, (a) are in good operating condition and repair, (b) have been maintained since the Reference Date consistent with the past practices of Seller, (c) are suitable for their present uses, (d) are structurally sound, and (e) do not contain any asbestos or asbestos-containing material.

(iv)          The buildings and structures constituting part of the Real Property currently have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as in necessary for the present use of such Real Properties.

(v)           To the knowledge of Seller, the use and operation of each parcel of Real Property and the installation and construction of the buildings and structures comprising part of the Owned Real Property has been and is in all cases in compliance with all applicable Laws including zoning laws.  To the knowledge of Seller, all building permits, certificates of occupancy, licenses and other authorizations required for present or intended uses of the Real Property or any part thereof have been obtained, and true and complete copies thereof have been provided to Buyer.

(vi)          Except as listed on Schedule 3.1.3.C, Seller owes no money to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any Real Property within the past nine months, and there is no work being done at, or materials being supplied to, any of the Real Properties at the date hereof other than routine maintenance projects having an aggregate cost through completion of not more than $25,000.

(vii)         Since the Reference Date, Seller has not received any notice, oral or written, of any increase or proposed increase in the assessed valuation of any parcel of the Real Property except as listed on Schedule 3.1.3.C.

(viii)        There are not pending, nor to Seller’s knowledge, threatened or reasonably anticipated, any material adverse claims or demands nor ground for such claims or demands relating to Seller’s interest in the Real Properties, and Seller has not received notice of or has knowledge of, any pending or contemplated condemnation, eminent domain or other similar proceedings (whether material or not) pursuant to which any part of the Real Properties would be acquired for a public purpose or any purpose precluding the full use or enjoyment of the Real Properties (or any part thereof) by Buyer.

(ix)           To Seller’s knowledge, no notices or restrictions relating to Hazardous Substances have been or are required to be placed in any deed to any Real Property.

(x)            Where Seller is a lessee with respect to the Leased Real Property, Seller has paid all amounts due and payable under the Real Property Leases.  Seller does not lease any of the Owned Real Property to any other Person. With respect to all Real Property Leases, no conditions or events exist which, but for the giving of notice or the passage of time, would constitute a default by Seller such that any of the Real Property Leases could be terminated or cancelled, nor to Seller’s knowledge is any other party to the Real Property Leases in default thereunder. No Real Property Lease listed on Schedule 2.1.2 has been canceled nor does Seller have knowledge of any pending or threatened claims seeking to cancel the Real Property Leases, nor does Seller have knowledge of any grounds therefor by the other parties thereto. Except as listed on Schedule 2.1.2, all of the Real Property Leases listed on Schedule 2.1.2 are assignable and assumable without the consent of the other party thereto.

D.    Equipment.  The Equipment constitutes all of the tangible personal property needed for the Business as now conducted and constitutes all such items used by Seller in the Business.  Since the Reference Date, the Equipment has been maintained in accordance with the past practices of Seller, including Seller’s ongoing capital expenditure program to repair and refurbish various items of Equipment.  In the aggregate, the Equipment is in good working order (ordinary wear and tear excepted) and allows Seller to produce the product ordered by its customers.  To the knowledge of Seller, the Equipment that is functioning complies with all Laws, including the rules and regulations promulgated under the Occupational Safety and Health Act of 1970, as amended.  All of the Equipment is either owned by Seller or leased by Seller under one of the Personal Property Leases listed and described on Schedules 2.1.6.(a).  except as listed on Schedule 2.1.6(a), All Equipment is located on the Real Property.

E.     Personal Property Leases.  Schedules 2.1.6.(a) and 2.1.6.(b) list all of the Personal Property Leases under which Seller is a lessee or lessor of any personal property. To Seller’s knowledge, all Personal Property Leases are in full force and effect.  Where Seller is lessee, Seller has paid all amounts due and payable thereunder.  Seller is not a lessor under any Personal Property Lease.  With respect to all Personal Property Leases, to Seller’s knowledge, no conditions or events exist which, but for the giving of notice or the passage of time, would constitute a default by Seller such that any Personal Property Lease could be terminated or cancelled, nor, to Seller’s knowledge, is any other party to such instrument in default thereunder.  No Personal Property Lease listed on Schedule 2.1.6(a) has been canceled nor, to Seller’s knowledge, are there pending any threatened claims seeking to cancel or not renew such leases, nor is Seller aware of any grounds therefor by the other parties thereto.

F.     Inventory.  Substantially all of the Inventory is usable, in existence, under the control of Seller and free from any physical defects which would impair Buyer’s ability to use such Inventory in the normal course of the Business.  The Inventory is located on the Real Property or at sites designated by Buyer or one of its Affiliates.  No substantial portion of the Inventory is obsolete or possesses an expiration date that has passed.

G.    Intellectual Property.

(i)            Schedule 2.1.5 lists and briefly describes all Intellectual Property licensed to, applied for, used by, owned by, or registered in the name of Seller, or in which Seller has any interest.  Seller owns or possesses adequate licenses to use all Intellectual Property, including all software and computer programs, necessary to conduct the Business as now operated, except for accounting related software and computer programs which are provided to Seller by Stockholder.

(ii)           Except as listed and described on Schedule 3.1.3.G, Seller is the sole owner and has sole rights to use the Intellectual Property.  Schedule 3.1.3.G briefly describes (including the date, parties, subject matter and term) the agreements and other arrangements pursuant to which Seller licenses or sublicenses any of its Intellectual Property, either as licensee or as licensor.

(iii)          All of the Intellectual Property owned or licensed by Seller is freely assignable, or if the consent of any third party is required, such consent has been obtained in writing.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will alter or impair Buyer’s or Seller’s rights with respect to the Intellectual Property.

(iv)          To Seller’s knowledge, the use by Seller of any Intellectual Property has not in the past and does not currently infringe upon or conflict with any patent, trademark, trade name, brand name, service mark or copyright of any other Person.  No Action is pending, or to Seller’s knowledge, threatened, to the effect that (a) the present or past operations of Seller infringe upon or conflict with the rights of any other Person in respect of any Intellectual Property, or (b) any Intellectual Property is invalid or unenforceable.  Except as reflected on Schedule 3.1.3.G, no contract, agreement or understanding between Seller and any party exists which would impede or prevent the transfer to Buyer (or the continued use by Buyer) of the entire right, title and interest of Seller in and to the Intellectual Property.

(v)           Seller has not charged or threatened any other Person, wherever located, with infringement of the Intellectual Property and is not aware of facts which would support any such claim of infringement.

(vi)          None of the processes and formulae, research and development results and other knowledge of Seller, the value of which to Seller is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller to any person other than employees, suppliers, customers, representatives or agents of Seller, all of whom are bound by written confidentiality agreements.

(vii)         There are not pending, threatened or reasonably anticipated, any material adverse claims or demands nor ground for such claims or demands relating to Seller’s interest in the Intellectual Property, and Seller has not received notice, and does not have knowledge, of any pending or contemplated oppositions, interferences, re-examinations or other similar proceedings (whether material or not)

or any reason to anticipate any such proceeding pursuant to which any part of the Intellectual Property would be acquired by another party or reduced in scope so as to preclude the full use or enjoyment of the Intellectual Property (or any part thereof) by Buyer.

H.    Insurance.  Seller has insurance contracts in full force and effect which provide for coverages that are consistent with its past practices as to amount and scope, including all risk property, commercial general liability (including products and completed operations) and worker’s compensation insurance contracts.  All premiums with respect to such insurance contracts have been paid in full and no notice of cancellation or termination has been received with respect to any of such insurance contracts.  During the preceding five (5) years, Seller has never had any insurance policy or coverage canceled nor has Seller had an application for any insurance rejected or declined without having the rejected or declined coverage replaced by a suitable policy of insurance.  All of the current insurance contracts or coverages of Seller are listed on Schedule 3.1.3.H, and disclosed in each case are the risks covered, effective date, the policy number, the insurer, whether the insurance is based on claims or occurrences, the dollar amount of coverage, the amount of the deductible, the premium rate and amount. Seller now has, and after the Effective Time will have, the benefits as an insured under all occurrence-based insurance with respect to occurrences prior to the Effective Date.  Seller has provided Buyer with a complete and accurate history of all claims under such policies during the past five (5) years.  Seller had insurance contracts similar in all respects to those currently in force and effect at all times during the five year period prior to the Effective Time.

I.      Contracts.

(i)            Except for the contracts listed on Schedules 2.1.6.(a) and 2.1.6.(b), with respect to the Business, Seller is not a party to or bound by:

(a)   any Contractual Obligation to lease (as lessee) any real or personal property) that, as of the Effective Time, has a remaining term of more than one year or which requires future payments of more than $10,000;

(b)   any Contractual Obligations to sell or lease (as lessor) any of the Acquired Assets of Seller, other than Inventory in the ordinary course of business that, as of the Effective Time, has a remaining term of more than one year or which requires future payments of more than $10,000;

(c)   any Contractual Obligations for the purchase of materials, supplies, goods, services, equipment or other assets that, as of the Effective Time, has a remaining term of more than one year or which requires future payments of more than $10,000;

(d)   any option, license, franchise or similar agreement;

(e)   any Contractual Obligation for any distribution, dealer, sales representative, marketing or other similar arrangements with respect to the promotion or sale of the Inventory;

(f)    any Contractual Obligation for partnership, joint venture, strategic alliance or other similar arrangements;

(g)   any Contractual Obligation relating to Bank Loans or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(h)   any Contractual Obligation that limits the freedom of Seller with respect to the Business to (x) compete in any line of business or with any person or in any area or (y) own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Acquired Asset, or which would so limit the freedom of Buyer after the Effective Time;

(i)    any Contractual Obligation with or for the benefit of any Affiliate of Seller;

(j)    any secrecy, confidentiality, non-disclosure or similar agreement;

(k)   any other agreement, commitment, arrangement or plan not made in the ordinary course of business; or

(l)    any Guarantee by Seller of any Liability of any Person which would affect or relate in any way to the Acquired Assets.

(ii)           To the knowledge of Seller, each Assumed Contract is a valid and binding agreement of Seller, is in full force and effect and is, and will be when assigned to Buyer in accordance with this Agreement, enforceable in accordance with its terms, except to the extent that the enforceability of the rights and remedies created thereby may be subject to bankruptcy, insolvency, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii)          To Seller’s knowledge, no event has occurred which through the passage of time or the giving of notice, or both, would (a) constitute a breach or default by any party to any Assumed Contract such that the Assumed Contract could be cancelled or terminated, or (b) cause the acceleration of any obligation of any party thereto or the creation of a Lien upon or otherwise affect any of the Acquired Assets.

(iv)          Except as listed on Schedule 3.1.3.I, all of the Assumed Contracts are transferable to Buyer without the consent or approval of any other party thereto.

(v)           Accurate and complete copies (or in respect of oral agreements, a description of material terms) of each Assumed Contract have been delivered to Buyer.

J.     Permits, Etc.  Schedule 2.1.7 is a complete and accurate list and summary description of all Permits owned or held by Seller that are necessary to conduct the Business as presently conducted, all of which are valid, effective and in good standing, except for such Permits the absence of which would not have a material adverse effect on the Business. Seller is not in default, and Seller has not received any notice of any claim of default, or of any other claim, proceeding or threatened proceeding with respect to any of the Permits. Except as listed on Schedule 3.1.3.J, none of the Permits will be adversely affected by the consummation of the transactions contemplated hereby, and all of the Permits are transferable to Buyer, and renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedure or to pay amounts other than routine filing fees.

K.    Receivables.  Schedule 3.1.3.K identifies as of August 11, 2002 (except for subparts (v) and (vi) which are as of the Effective Time), by customer, all trade accounts, notes, and other receivables payable to Seller (collectively, the “Receivables”), together with (i) aging schedules by invoice date and due date, (ii) the amounts provided for as an allowance for bad debts, (iii) the amounts subject to any valid set-off, defense or counterclaim, (iv) the amounts of accrued volume rebates due from Seller, (v) the identity and location of any asset in which Seller holds a Lien to secure payment of the underlying Receivables, and (vi) the names and addresses of any Person who has guaranteed payment of any of the Receivables along with the identity of the Receivable so guaranteed. Schedule 3.1.3.K also lists all of the rebate programs and sales incentives being offered by Seller, by customer, as of the Effective Time.  The Receivables constitute valid accounts receivable, have arisen in the ordinary course of business, and are collectible in the ordinary course of business, consistent with past practices, subject to bad debt allowances, volume rebates, cash discounts, or shortages, except as provided on Schedule 3.1.3.K.  Except as provided on Schedule 3.1.3.K, there are no Receivables due from any employee of, or consultant or advisor to Seller. Except as set forth on Schedule 3.1.3.K, no material Receivables due from any employee of, or consultant or advisor to, Seller have been forgiven, released, written off or otherwise discharged, in whole or in part, except by payment since the Reference Date.

3.1.4.       Employee Benefit Matters.

A.    Definitions.  For purposes of this Section, the following terms will have the meanings set forth below:

(i)            “Benefit Arrangement” means any employment, severance or similar contract or arrangement (whether or not written) or any plan (including any

“employee benefit plan,” as defined in Section 3(3) of ERISA, that is maintained, administered or contributed to by Seller or its ERISA Affiliates), policy, practice, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that covers any employee or former employee of Seller.

(ii)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(iii)          “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

(iv)          “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or Section 4001(3) of ERISA.

(v)           “PBGC” means the Pension Benefit Guaranty Corporation.

B.    Benefit Arrangements.  Schedule 3.1.4.B identifies each Benefit Arrangement.  Each Benefit Arrangement is being and has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable Laws, including ERISA and the Code.

C.    Termination/Withdrawal, Etc.  Neither Seller nor any of its ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing, any Liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that could become, after the Effective Time, an obligation of Buyer or any of its ERISA Affiliates.  No condition exists that could constitute grounds for termination by the PBGC of any Benefit Arrangement subject to Title IV of ERISA that is maintained solely by Seller or any of its ERISA Affiliates.  No “reportable event”, within the meaning of Section 4043(c) (5), (6) or (1) of ERISA, has occurred in connection with any Benefit Arrangement subject to Title IV of ERISA.

D.    Multiemployer Plans.  None of the Benefit Arrangements is a, and Seller is not a party to or a participant in any, Multiemployer Plan.

E.     Favorable Determination Letter.  Except as disclosed on Schedule 3.1.4.E, each Benefit Arrangement which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and, to Seller’s knowledge, no event has occurred since the date of such determination letter to adversely affect the qualified status of such Benefit Arrangement.

F.     Amendment.  Except as disclosed by Seller in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether written or oral) by Seller or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Benefit Arrangement which would materially increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred by Seller in respect thereof for the most recent fiscal year.

G.    Unfunded Liability.  As of the date of execution of this Agreement, Seller has no unfunded liability with respect to any Benefit Arrangement described under Sections 4(b)(5) or 401(a)(1) of ERISA, computed using reasonable actuarial assumptions consistent with GAAP and determined as if all benefits under such plans were vested as of such date.

H.    Claims.  Except as disclosed on Schedule 3.1.4.H, no Actions are pending or, to the knowledge of Seller, threatened, with respect to any Benefit Arrangement (other than claims for benefits in the ordinary course), and to the knowledge of Seller, no fact or event exists that could reasonably be expected to give rise to any such Action.

I.      Trigger.  Except as disclosed on Schedule 3.1.4.I, no employee of Seller will become entitled to any retirement, severance or other benefit solely as a result of the transactions contemplated hereby.

3.1.5.       Environmental Matters.

A.    Definitions.  For purposes of this Agreement, the following terms will have the meanings set forth below:

(i)            “Environmental Laws” means any and all applicable treaties, laws, regulations, ordinances, statutes, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses or variances, promulgated or entered into by any Governmental Authority, relating to safety or health, pollution or the protection, clean-up or restoration of the environment, conservation, preservation or reclamation of natural resources, or to the management, Release or threatened Release of Hazardous Substances, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq. (“RCRA”), the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

(ii)           “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any faction thereof) or petroleum distillates, insecticides, pesticides, special wastes, industrial substances or wastes, PCBs, or any constituent of any such substances or wastes, asbestos or asbestos containing materials, and any materials defined by or pursuant to any Environmental Laws as hazardous, including materials listed in 49 C.F.R. § 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

(iii)          “Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, depositing, disposing, discharging, dispersing, leaching, emanating or migrating of any Hazardous Substances (including the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) in, into, onto, or through the environment (including ambient air, surface water, groundwater, soils, land surface, subsurface strata, workplace or structure).

B.    Compliance.  Except as disclosed on Schedule 3.1.5.B:

(i)            Seller has, with respect to the Business, complied in all material respects with all Environmental Laws and has not been cited for or received a notice of violation or notice of noncompliance with respect to violation of any Environmental Law.  Seller is not aware, with respect to any of the Real Properties, of any audit conducted by or on behalf of any third party or Governmental Authority with respect to: (a) any media, including groundwater, soil, or air; (b) the storage, burial, Release, transportation, or disposal of any solid waste, special waste or Hazardous Substances; or (c) the use of underground storage tanks by Seller.  Seller has no formal or informal agreement of any kind with any third party or Governmental Authority relating to any environmental cleanup, investigation, audit, study or Remedial Work.

(ii)           The Real Property is in material compliance with all applicable Environmental Laws.  Neither Seller, nor, to Seller’s best knowledge, any third party has engaged in the generation, use, manufacture, treatment, transportation, storage, disposal or Release of any Hazardous Substances on, in, at or about the Real Property that is in violation of applicable Environmental Laws and/or that could subject Buyer to Losses.  Seller will be responsible for and will be required to perform all obligations relating to the investigation and clean-up of Hazardous Substances present on the Real Property prior to the Effective Time.

(iii)          Seller has secured and maintained compliance with all Permits and non-transferable Permits required for the conduct of the Business under Environmental Laws.

(iv)          No site investigation or clean-up of any Real Property, nor any consent of any Governmental Authority or other Person, will be required pursuant to any Environmental Laws in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby.

C.    Notice/Investigation.  No written notice, citation, summons, complaint, order or written request for information pursuant to any Law has been received by Seller (including a CERCLA §104(e) Information Request or state equivalent, requesting information regarding Seller’s potential involvement in a waste disposal facility), and no penalty has been assessed and, to Seller’s knowledge, no investigation or review is pending or threatened by any Governmental Authority or other Person with respect to Seller, the Business, the Acquired Assets or the Real Property (other than those relating to any matter which has been resolved by such Governmental Authority or other Person and Seller) regarding (i) any alleged violation by Seller of any Environmental Law, (ii) any alleged failure by Seller to have any Permit or non-transferable Permit required under any Environmental Law, or (iii) any use, possession, Release, threatened Release, storage, generation, manufacture, treatment, transportation, disposal or recycling by or on behalf of Seller of any Hazardous Substance, including a written request for information or notification that Seller is a potentially responsible party under CERCLA or any other Environmental Law.

D.    Storage Tanks.  Except as disclosed on Schedule 3.1.5.D, there are no, and have not been during Seller’s ownership or use of the Real Property, any aboveground or underground storage tanks on the Real Property.

E.     OSHA Compliance.  Except as disclosed on Schedule 3.1.5.E, Seller has not received any written notice of and does not have any knowledge of any soon to be issued notice of non-compliance with any applicable Environmental Laws or any other Laws relating to occupational health and safety, other than a notice relating to any matter that has been resolved by such Governmental Authority and Seller. Except as disclosed on Schedule 3.1.5.E, there are no environmental, health or safety hazards present on the Real Property, including those relating to PCBs, asbestos, radon gas, harmful nuclear radiation or Hazardous Substances.

F.     Listing of Real Property.  None of the Real Property is listed or, to the best knowledge of Seller, proposed for listing on the National Priorities List under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through the date hereof, or any similar state list of sites requiring investigation or clean up.

G.    Credits.  Other than pursuant to this Agreement, Seller has not agreed or applied to trade, bank or sell any air emission, water improvement or pollution reduction credits it has, had or may have for the Real Property or Business.

H.    Disposal and Recycling of Waste.  Seller has at all times transported, disposed and/or recycled its waste in compliance with Environmental Laws and, to Seller’s knowledge, arranged for the transportation, disposal and/or recycling of any of its waste with a transporter or disposal and/or recycling facility licensed and permitted to transport or accept such waste, including solid, special, and hazardous waste.

I.      Disclosure.  Seller has provided Buyer with copies of any (i) environmental, and of any occupational health and safety, investigation, study or audit in the possession of Seller which was conducted in the past seven years in relation to any of the Acquired Assets or Real Property, and (ii) any environmental disclosure statements for the Real Property required by any Law.

3.1.6.       Legal Matters.

A.    Operations in Compliance with Law.  Except as listed on Schedule 3.1.6.A., the operations of the Business, as previously or now conducted, do not and did not violate any Law. Seller does not know of, and has no reason to believe there exists, any basis on which the operations of the Business as currently conducted would be held to violate or to give rise to any such violation. Seller has not received any notice from any Governmental Authority, any insurance or inspection body or any other Person, that any of the properties, facilities, equipment or business procedures or practices of the Business fail to comply with any applicable Law.

B.    No Illegal Payments.  Seller has not at any time made or received any illegal payment for political contributions, or any bribe, kickback or other illegal payment.

C.    Litigation.  Except as listed on Schedule 3.1.6.C, there are no Actions, at law or in equity, pending, or to the best knowledge of Seller, threatened, against or affecting Seller, the Acquired Assets, before or by any Governmental Authority or other Person, or any arbitration tribunal, wherever located.  There are no judgments, orders, decrees or awards before or of any Governmental Authority or arbitrator which affect the Acquired Assets, Seller or the Business.  There are no executory settlement agreements, judgments or decrees or orders entered, discussed or offered to be entered in any Action brought by any Governmental Authority or any Person against Seller, except those requiring solely the payment of money and all such amounts have been paid.

D.    Product Warranties and Product Claims.  Seller has not provided any oral or written warranties in connection with the sale of the products of the Business, except as described on Schedule 3.1.6.D.  There are no claims pending or, to the best of Seller’s knowledge, threatened against Seller that relate to any products sold by Seller with respect to the Business, including claims in respect of the quality or defects in such products.  Schedule 3.1.6.D accurately summarizes all returns of defective products from and after January 1, 2000, and all credits, allowances and payments exceeding $10,000 made under any applicable warranty to customers for defective products during such period and such summary accurately describes the defect which resulted in the return, allowance, credit or payment.  Seller has not been required to pay direct, incidental or consequential damages to any person or entity in connection with any of such products.

3.1.7.       Tax Matters.

A.    Effect of Transfer.  After giving effect to the transfer to Buyer as of the Effective Time, neither the Business nor the Acquired Assets will be subject to, nor will Buyer have, any Liability in respect of any Taxes (i) arising from or relating to the ownership or operation of the Business or the Acquired Assets prior to the Effective Time, other than as reflected on the Effective Date Balance Sheet that had been set forth and accrued on the Reference Balance Sheet and the subsequent interim financial statements of Seller, as they may have been adjusted for Taxes arising in the ordinary course of business in the period from the Reference Date to the Effective Time or (ii) arising from or relating to the consummation of the transactions contemplated hereby.

B.    Compliance.

(i)            Seller has timely filed, or legally extended the time to file, all federal and foreign income tax returns, and all state, county and local income, franchise, property, sales, use, unemployment and other tax returns in each state and jurisdiction where such returns are required to be filed, and such returns are true and correct in all respects.  Seller has paid all Taxes shown on such returns.

(ii)           All Taxes required to be withheld from employees or independent contractors of Seller have been properly withheld, and, if required, have been deposited with the appropriate Governmental Authority.

(iii)          To the best knowledge of Seller, no claim or investigation is pending or threatened by any Governmental Authority alleging that Seller has a duty to file tax returns and pay Taxes or is otherwise subject to the taxing authority of any Governmental Authority to which Seller does not currently file returns and pay Taxes, and Seller has not received any notice or questionnaire from any such Governmental Authority which suggests or asserts that Seller may have a duty to file such returns and pay such taxes, or otherwise be subject to such taxing authority.

(iv)          Seller has not extended, or waived the application of, any statute of limitations of any Governmental Authority regarding the assessment or collection of any Taxes.

3.1.8.       Labor and Employment Matters.

A.    Labor Matters.  With respect to the Business, except as set forth on Schedule 3.1.8.A, (i) there are no controversies pending or, to the knowledge of Seller, threatened, between Seller and any employee thereof; (ii) Seller is not a party to any collective bargaining agreement or other labor contract applicable to any of its employees; (iii) there are no grievances outstanding against Seller under any such agreement or contract; (iv) there are no unfair labor practice charges or complaints pending against Seller before the National Labor Relations Board or any similar state agency; and (v) during the preceding three (3) years, there have been no strikes, slowdowns, work stoppages, lockouts, union organizational campaigns or other protected concerted activity under the National Labor

Relations Act or, to Seller’s knowledge, threats thereof, by or with respect to any employees of Seller.

B.    Employees.  Schedule 3.1.8.B is a true and correct list of all salaried employees of the Business, along with the title and compensation of each of such employees, who during Seller’s last fiscal year was paid or is expected in the current fiscal year to be paid compensation of more than $50,000 (“Management Employee”). Since the Reference Date, no Management Employee has received any increase in compensation except as set forth on Schedule 3.1.8.B.  No Management Employee of Seller has terminated or threatened to terminate his or her employment with Seller or given notice of such termination.

C.    Application Outside U.S.  The Business does not employ any person outside the United States, and no Benefit Arrangement is maintained for employees outside the United States.

3.1.9.       Miscellaneous Matters.

A.    Required Consents.  Except for the consents required for the transfer to Buyer of the Assumed Contracts and Permits, the requirements for which are set forth on Schedules 3.1.3.I and 3.1.3.J hereof (the “Required Consents”), no approval, consent, authorization or other order of, any Governmental Authority or any other Person, including any party to any Contractual Obligation of Seller, is required to be obtained by or on behalf of Seller in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby.

B.    Transactions with Affiliates.  Since the Reference Date, Seller has not made any payments to its Affiliates, nor received any advances from its Affiliates, except for payments or advances made in the ordinary course of Seller’s business.

C.    Brokers or Finders.  Seller has not incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereunder.

D.    Full Disclosure.  Neither this Agreement, including all Schedules, nor any other financial statements, documents or instruments delivered by Seller to Buyer in connection with this Agreement and the transactions contemplated by this Agreement, knowingly contains or will knowingly contain any untrue statement of any material fact or knowingly omits or will knowingly omit to state any material fact required to be stated to make such statement, document or instrument not misleading.  All documents furnished by Seller to Buyer or its agents or representatives, including those documents listed on any Schedule hereto, are accurate and complete originals or copies of originals and are complete in all material respects, any amendments thereto having been identified and furnished to Buyer by Seller. Seller has provided to Buyer, accurate and complete copies of all documents requested and all information requested by Buyer.

E.     Prospects, Etc.  There is no fact or circumstance known to Seller existing at the Reference Date or arising thereafter which materially and adversely affects the business, operations, assets, prospects or financial condition of the Business.

3.1.10.     No Implied Representation.  NOTWITHSTANDING ANY CONTRARY PROVISIONS, IT IS THE EXPLICIT UNDERSTANDING OF BUYER THAT NEITHER SELLER NOR STOCKHOLDER, OR ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, AND SELLER AND STOCKHOLDER BOTH FOR ITSELF AND ON BEHALF OF SUCH PERSONS, EXPRESSLY DISCLAIMS AND NEGATES ANY SUCH EXPRESS OR IMPLIED WARRANTIES.  SELLER AND/OR STOCKHOLDER DO NOT WARRANT ANY FORECAST OR FUTURE FINANCIAL PERFORMANCE INFORMATION RELATING TO THE BUSINESS.  Buyer acknowledges that any financial forecast provided to Buyer by Seller was based solely on a preliminary estimation by Seller and that there are many reasons that may cause such estimations to be wrong or not to be realized.  Buyer further acknowledges that as part of its investigation, it has made, or will make, its own estimate of likely future financial results.  Buyer expressly waives any claims for damages or for rescission or cancellation of this Agreement because of any representations made by Seller or any agent of Seller other than the representations contained in this Agreement or in any instrument of transfer or other document to be delivered by Seller or Stockholder at Closing.

3.2.          REPRESENTATIONS AND WARRANTIES OF BUYER.  To induce Seller and Stockholder to enter into this Agreement, Buyer represents and warrants as follows.

3.2.1.       Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

3.2.2.       Corporate Authority; Effective Agreement. No other corporate or stockholder action is required in connection with the execution and delivery of this Agreement and the performance of except for the approval of the Board of Directors of Buyer.  This Agreement is a legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws in effect now or hereafter relating to creditors’ rights generally and by equitable principles, whether considered in a proceeding at law or in equity.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions provided for herein do not and will not, with or without the giving of notice, the passage of time, or both, conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (a) the Charter or Bylaws of Buyer, (b) any Contractual Obligation of Buyer, or (c) any Law to which Buyer is subject.

3.2.3.       Full Disclosure. No statement herein by Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated to make the statements contained herein not misleading.

3.2.4.       Brokers or Finders. Buyer has not incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereunder.

3.2.5.       Financing.  Buyer has sufficient available financing to pay the Estimated Purchase Price at Closing.

3.2.6.       Litigation.  There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Buyer threatened, against or related to Buyer in connection with or relating to the transactions contemplated by this Agreement, and Buyer does not know or have any reason to be aware of any basis for the same.

ARTICLE 4. COVENANTS

4.1.          COVENANTS TO BE PERFORMED PRIOR TO CLOSING.

4.1.1.       Access to Premises and Information.  On and prior to the Closing Date, during normal business hours, Seller will permit Buyer and its representatives, at their sole cost, risk and expense to (A) have full access to the Acquired Assets, the Real Property, all of Seller’s key employees and the Books and Records; and (B) make copies of such Books and Records as Buyer or any of its representatives will reasonably request.  Seller will deliver such additional information relating to the Business and the Acquired Assets as may be reasonably requested by Buyer or its representatives.  Buyer shall use its best efforts to insure that the access granted in this section will not unduly interfere with Seller’s operation of its Business.

4.1.2.       Conduct of Business Prior to Closing.  Seller and Stockholder covenant that from the date of this Agreement until the Closing, they will carry on the Business in the ordinary course and in the same manner as heretofore carried on.  To that end, Seller and Stockholder will use their good faith efforts and diligence to preserve Seller’s present business organization intact; keep available the services of the employees of Seller; and preserve business relationships with customers, suppliers, and others having business dealings with Seller. Without limiting the generality of the foregoing, unless Seller acts with the written consent of Buyer, which Buyer agrees will not be unreasonably withheld or delayed, or except as otherwise specifically contemplated by this Agreement, Seller will not, with respect to the Business, between the date of this Agreement and the Closing, take any of the actions set forth in Section 3.1.2.D(i) through (xxi) hereof.

4.1.3.       Notices and Consents.  Prior to the Closing Date, Seller will obtain, in form satisfactory to Buyer, all Required Consents which are required to be obtained to transfer the Acquired Assets and will give all notices which are required to be given to consummate the transactions provided for herein, and as each is given or obtained, will promptly deliver a copy of such instrument to Buyer.  With respect to the Real Property Leases, Seller will also obtain estoppel certificates in form satisfactory to Buyer.

4.1.4.       Discharge of Liens and Encumbrances.  All Liens relating to the Acquired Assets will be satisfied, terminated and discharged on or prior to the Closing Date (except for the Permitted Liens), and evidence reasonably satisfactory to Buyer and its counsel of such satisfaction, termination and discharge will be delivered to Buyer at or prior to the Closing.

4.1.5.       Supplemental Disclosure.  Seller will have the continuing obligation up to and including the Closing Date to promptly supplement or amend the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, should have been set forth on the Schedules; provided, however, that for purposes of the rights and obligations of the parties hereunder, any such supplemental disclosure will not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Buyer.

4.1.6.       Other Transactions.  Seller will deal exclusively and in good faith with Buyer with regard to the sale of the Acquired Assets to Buyer, and Seller, Stockholder and their respective Affiliates will not, directly or indirectly, solicit, initiate, encourage the submission of or provide any information or other assistance to, any party other than Buyer relating to the acquisition of any capital stock, other securities, the Acquired Assets or any substantial portion of Seller’s assets (including any acquisition structured as a merger, consolidation or share exchange).  If, notwithstanding the foregoing, Seller, Stockholder or any of Seller’s or Stockholder’s Affiliates will receive any acquisition proposal or inquiry from any other party, such person will promptly inform Buyer thereof.

4.1.7.       Employees.  At least ten (10) days prior to the Closing Date, Buyer will advise Seller as to those employees of Seller to whom Buyer intends to make offers of employment.  Seller will cooperate with Buyer in Buyer’s efforts to hire such persons on terms acceptable to Buyer.

4.1.8.       Preparation for Closing.  Seller, Stockholder and Buyer each agrees to use its best efforts to bring about the fulfillment of the conditions precedent to Closing contained in this Agreement.

4.1.9.       Press Releases.  Between the date hereof and the Closing Date, neither Seller, Stockholder nor Buyer will issue any press release or make any public statements regarding this Agreement or the transactions contemplated hereby without the prior approval of the other party, which approval will not be unreasonably withheld, except when such statement or press release is required by Law, in which event the other parties will have the right to review and comment upon any such statement or press release prior to its issuance.

4.1.10.     Notice of Breaches.  Stockholder and Seller will notify Buyer promptly of any breaches or violations by Stockholder or Seller, whether intentional or unintentional, of the representations, warranties, covenants or other terms, conditions or restrictions of this Agreement applicable to Stockholder or Seller, respectively.

4.1.11.     Insurance.  Seller will keep in effect and maintain all of its insurance policies covering the Acquired Assets and the Business through the Closing Date.

4.1.12.     Intellectual Property. Seller will keep in effect and maintain all of its pending and issued or granted Intellectual Property through the Closing Date.

4.1.13.     Real Estate. Not less than fifteen (15) days prior to the Closing Date, Buyer will have obtained, at its sole cost and expense, the following for each of the owned Real Properties:

A.    Title Insurance.  A commitment for an owner’s extended coverage policy of title insurance issued by a title company satisfactory to Buyer to be dated as of the Closing Date insuring title to such Owned Real Property in an amount at least equal to the allocated portion of the Purchase Price applicable thereto and free and clear of all Liens and other exceptions to or exclusions from coverage, other than the Permitted Real Estate Exceptions (in each case, a “Title Commitment”).  Each such Title Commitment will contain, where obtainable in the particular jurisdiction, zoning, comprehensive, survey, contiguity (where appropriate), nonimputation and public-street access endorsements and otherwise be in form and substance reasonably satisfactory to Buyer.

B.    Survey.  A survey of such Owned Real Property, in form and substance reasonably satisfactory to Buyer, dated no earlier than six months prior to the date hereof, prepared in insurable form in accordance with standards applicable to registered and licensed land surveyors making surveys in the jurisdiction in which the Owned Real Property is located, certified to Buyer and the title company, and showing (i) the courses and distances of all boundary lines of the Owned Real Property (including appurtenant easements), (ii) the location of all improvements situated on or above such parcel and on or above any easements or rights of way affecting the Owned Real Property, (iii) all encroachments of adjoining improvements onto such Owned Real Property, (iv) all encroachments of improvements onto any adjoining property, (v) the location of all easements and other rights burdening the Owned Real Property and all encroachments of improvements onto the areas of such easements, (vi) the location of all roadways, alleys, rights of way and the like affecting the Owned Real Property, (vii) all accessways from the Owned Real Property to public streets, and (viii) such other facts and conditions affecting the Owned Real Property as are appropriate, or as may have been reasonably requested by Buyer, to be shown on such survey (in each case, a “Survey”).

4.2.          COVENANTS CONTINUING BEYOND CLOSING.

4.2.1.       Expenses of Transaction.  Seller and Stockholder will bear all of their respective expenses incurred in connection with this Agreement and the transactions contemplated thereby, and Buyer will bear all of its expenses incurred in connection with this Agreement and the transactions contemplated thereby. Such expenses will include legal, accounting, investment advisor fees and travel expenses.

4.2.2.       Non-Competition/Confidentiality.  Seller and Stockholder acknowledge that: (a) the success of the Business after the Effective Time will depend upon both the absence of competition from Seller, Stockholder, and William A. Hines, the principal owner of Stockholder, and the continued preservation of the confidentiality of certain information regarding the Business; (b) an absence of such competition and the preservation of the confidentiality of such information is an essential premise of the bargain between and among Seller, Stockholder and Buyer; and (c) Buyer would be unwilling to enter into this Agreement in the absence of this Section 4.2.2.  Accordingly, at Closing, Stockholder, Seller and William A. Hines will each execute and deliver to Buyer a Non-Competition Agreement in the form attached hereto as Exhibit 4.2.2.

4.2.3.       Employees.   Seller will be responsible for and will comply with any and all requirements, contractual or otherwise, concerning the discharge of its employees, including employee benefits (including COBRA), severance compensation, and Warn Act notices.  Nothing in this Agreement is intended to confer upon any employee of Seller any rights or remedies, including any rights of employment by Buyer, of any nature or kind whatsoever.  Buyer and Seller each shall comply with the provisions of 29 USCA § 2102 et seq. relative to notice before any plant closing and mass layoffs.

4.2.4.       Transfer Taxes.  Sales, use or transfer taxes imposed by any Governmental Authority on either Seller or Buyer as a result of the consummation of the transactions contemplated hereby will, when finally determined to be due and payable will be paid by Buyer.

4.2.5.       Records.  Seller will retain those Books and Records which remain in its possession following the Closing for a period of not less than five (5) years from the Closing Date and will make copies of such Books and Records available to Buyer upon written request.  Buyer will maintain those Books and Records in its possession following the Closing relating to the pre-Closing Date operation of the Business for a period of not less than five (5) years from the Closing Date and will make copies of such Books and Records available to Seller upon written request.

4.2.6.       Cooperation. Buyer and Seller agree to execute and deliver all other instruments and take all such other actions as either party may reasonably request from time to time, before or after Closing and without payment of further consideration, to effectuate the transactions provided herein and to confer to Buyer the benefits intended by such transactions.  The parties will cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

4.2.7.       Additional Documents, Etc. At Closing and at any time thereafter, Seller covenants and agrees to execute and/or file any documents of transfer, powers of attorney and assignments reasonably required by Buyer, or to furnish testimony or documentation, if any, evidencing, without limitation, past use of the Intellectual Property, in order to perfect or protect Buyer’s right, title and interest in the Acquired Assets.

4.2.8.       Change of Name. Seller agrees that as of the time of Closing, Seller will cease to use its present name and any similar names, and will permit and facilitate the use thereof, in whole or in part, by Buyer or by any division or Affiliate of Buyer.  Immediately following the Closing, Seller will cause to be filed with the appropriate state authorities in Seller’s state of incorporation and other states in which Seller is authorized to transact business, an amendment to the Charter of Seller changing Seller’s present name to a new name bearing no resemblance to Seller’s present name and a written consent and whatever other documents are required to permit Buyer (or any Affiliate of Buyer) to incorporate, qualify or register using Seller’s present name or any similar name as of the date hereof.

4.2.9.       Benefit Plans.   Seller and Stockholder will maintain their respective employee profit-sharing, 401(k), pension and other, similar benefit plans or programs through at least December 31, 2002 so that employees of Seller hired by Buyer may coordinate “rollovers” of amounts held therein to similar benefit plans established by Buyer.  Seller will maintain its medical and health plan that provides coverage to its eligible employees and their dependents, even if such employees are employed by Buyer, through the plan’s claim run-off period ending April 30, 2003, to allow claims incurred prior to the Effective Time to be submitted, adjudicated and paid.

ARTICLE 5.  CLOSING

5.1           DATE, TIME AND LOCATION.  The closing under this Agreement (the “Closing”) will take place at the offices of Seller, 3636 North Causeway Boulevard, Suite 300, Metarie, Louisiana, 70002 at 10:00 a.m. on September 30, 2002, or such other date, time or place as may be mutually agreed upon by the parties hereto (the “Closing Date”).  The effective time of the Closing will be at 12:01 a.m. on October 1, 2002 (“Effective Time).

5.2.          TRANSFER AND ASSIGNMENT OF ACQUIRED ASSETS; PRORATIONS.

5.2.1.       Transfer and Assignment of Acquired Assets. On the Closing Date, subject to the terms and conditions set forth in this Agreement, effective as of the Effective Time, Seller will convey, transfer, assign and deliver to Buyer all of the Acquired Assets free and clear of any Liens, except the Permitted Liens.  The form of the deeds, assignments, the bill of sale, Seller’s certificates and FIRPTA affidavits for the Acquired Assets, and all other documents of transfer will be in a form satisfactory to Buyer and as deemed necessary by Buyer in order to perfect Buyer’s right, title and interest therein.  Delivery of such transfer documents will be made against delivery of the Closing Date Consideration, in accordance with the terms of this Agreement.

5.2.2.       Prorations. All property and ad valorem Taxes, assessments, rental payments, utilities, and other similar expenses of or relating to the Real Property and the Personal Property will be prorated between Buyer and Seller as of the Effective Time (the portion payable by Seller hereafter being called the “Proration Amount”).  Amounts due Buyer and Seller as a result of the application of this proration procedure will be offset against each other and the resulting balance will be taken into account in determining the Estimated Purchase Price and the Purchase Price Adjustment.  If any statement or invoice necessary to make the foregoing determination has not yet been received and the amount due thereunder is not otherwise ascertainable, then proration and payment therefor will be deferred until such statement or invoice has been received.

5.3.          CLOSING DATE CONSIDERATION.  On the Closing Date, Buyer will pay to Seller, an amount equal to the Estimated Purchase Price minus (i) $2,000,000 (the “Escrow Amount”), which will be placed by Buyer in an interest bearing account pursuant to the terms of the Escrow Agreement attached hereto as Exhibit 5.3(a), minus (ii) the Proration Amount for the portion of the year 2002 prior to the Effective Time (the “Cash Payment”) by wire transfer in immediately available funds to an account designated by Seller to Buyer in writing at least five (5) days prior to the Closing Date (collectively, the “Closing Date Consideration”).

Notwithstanding anything contained herein to the contrary, Seller may elect to substitute an irrevocable $2,000,000 letter of credit drawn on Whitney National Bank, in the form attached hereto as Exhibit 5.3 (the “Letter of Credit”), for the Escrow Amount, in which case the Cash Payment payable by Buyer to Seller on the Closing Date will increase by $2,000,000, by providing written notice of such election to Buyer not less than five (5) business days prior to the Closing Date.  If Seller fails to timely give this notice, Seller shall be conclusively presumed to have elected to place the Escrow Amount in escrow.

5.4.          PURCHASE PRICE ADJUSTMENT.

5.4.1.       Procedures for Adjustment. To determine the Purchase Price Adjustment, if any, an audited balance sheet for Seller will be prepared by Seller’s CPA as of the Effective Time, in accordance with GAAP, without regard to the sale of the Acquired Assets by Seller and the payment or assumption of the Assumed Liabilities by Buyer as contemplated by this Agreement (the “Effective Date Balance Sheet”).   For purposes of determining the Effective Date Balance Sheet value of Seller’s Inventory, Buyer and Seller will agree to the value of Seller’s Inventory (the “Inventory Value”) based upon a physical inventory of Seller’s Inventory taken jointly by Buyer and Seller not more than five (5) days prior to the Closing (and adjusted as appropriate for sales, production, purchases and other transactions up to the Effective Time).  The Effective Date Balance Sheet will include a schedule showing the difference, if any, between the Estimated Purchase Price and the Estimated Purchase Price, as determined from the Effective Date Balance Sheet.  Within forty-five (45) days following the Closing Date, Seller, at Seller’s sole expense, will cause the Effective Date Balance Sheet to be delivered to Buyer.  Within thirty (30) days of Buyer’s receipt of the Effective Date Balance Sheet, Buyer or Buyer’s certified public accountant will, in writing, either (A) advise Seller that Buyer agrees with the Effective Date Balance Sheet, or (B) advise Seller, in reasonable detail, of the nature and extent of any disagreement with the Effective Date Balance Sheet.  If Buyer does not agree with the Effective Date Balance Sheet, this Dispute will be resolved in accordance with Article 8 of this Agreement, except that any mediator or arbitrator will be a certified public accountant from a national “Big Four” certified public accounting firm reasonably acceptable to both parties, with the cost of such accounting firm to be shared equally by both parties.  Each party will bear the fees and expenses of its own representatives, including its certified public accountant, in connection with the determination of the Effective Date Balance Sheet.

5.4.2.       Reconciliation of Estimated Purchase Price and Purchase Price and Payment of Purchase Price Adjustment. If the Purchase Price is greater than the Estimated Purchase Price, Buyer will pay, in cash, the difference between such amounts, together with interest thereon (as provided below) to Seller.  If the Purchase Price is less than the Estimated Purchase Price, then Seller will pay, in cash, the difference between such amounts, together with interest thereon (as provided below), to Buyer.  Such payment will be made by wire transfer in immediately available funds to an account designated by the recipient.  The payment of the Purchase Price Adjustment will be made within ten (10) days following the earlier of (A) Seller’s notice that it agrees with the Effective Date Balance Sheet; (B) a resolution by Buyer and Seller of any disagreement regarding the Effective Date Balance Sheet; and (C) a final determination by an arbitrator.  The payment of the Purchase Price Adjustment, whether to or from Seller, will bear interest from the Effective Time to the date of payment at an annual interest rate of ten percent.

5.4.3.       Cooperation. Buyer and Seller agree to cooperate in the preparation of the Effective Date Balance Sheet and the determination of the Purchase Price Adjustment. Buyer and Buyer’s accountants will be permitted to participate with Seller and Seller’s CPA in all phases of its auditing procedures.  The parties will also make available to each other and to their respective accountant’s for review and audit all Books and Records of Seller relevant to the preparation of the Effective Date Balance Sheet or the financial condition of Seller as of the Effective Time, including their respective accountant’s workpapers.

5.4.4.       [INTENTIONALLY OMITTED]

5.5.          [INTENTIONALLY OMITTED]

5.6.          CONDITIONS TO BUYER’S OBLIGATION TO CLOSE.  The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of all the following conditions, compliance with which, or the occurrence of which, may be waived in writing, in whole or in part, by Buyer:

5.6.1.       Continued Accuracy of Representations and Warranties.  All representations and warranties of Seller and Stockholder contained in this Agreement will be true and correct in all respects as of the Effective Time with the same force and effect as if made on and as of the Effective Time.

5.6.2.       Performance of Agreements. Seller and Stockholder each will have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it or on or prior to the Closing Date.

5.6.3.       Sellers’ Certificates. On the Closing Date, Seller and Stockholder will furnish to Buyer a certificate (or certificates) signed by Seller and Stockholder, and dated as of the Closing Date, to the effect that (i) the conditions specified in Sections 5.6.1. and 5.6.2. hereof have been satisfied and (ii) there has been no material adverse change other than losses which may be incurred in the ordinary course of business or changes resulting from general economic, labor or market conditions over which Seller has no control, with respect to the Acquired Assets, the Business or Seller since the Reference Date.

5.6.4.       Board Approval. The Board of Directors of Seller will have approved the entry into, and consummation of the transactions contemplated by, this Agreement.

5.6.5.       Good Standing Certificate. At Closing, Seller will provide to Buyer a certificate of good standing dated on or about the Closing Date stating that Seller is a corporation in good standing under the laws of the State of Louisiana.

5.6.6.       Opinion of Counsel to Seller and Stockholder.  Seller and Stockholder will have furnished Buyer with a favorable opinion of Seller’s Counsel acceptable to Buyer, dated the Effective Time and in form and substance satisfactory to Buyer.

5.6.7.       Bill of Sale.  Seller will have executed and delivered to Buyer a Bill of Sale evidencing the transfer to Buyer of title to the personal property included within Acquired Assets free and clear of any Liens, except the Permitted Liens, in the form of Exhibit 5.6.7 attached hereto.

5.6.8.       Non-Competition Agreement.  Seller, Stockholder and William A. Hines will each have executed and delivered to Buyer a Non-Competition Agreement in the form of Exhibit 4.2.2 attached hereto.

5.6.9.       Contract and Lease Assignments.  Seller will have furnished valid assignments to Buyer of all of the Assumed Contracts, including, without limitation, the Real Property Leases and the Personal Property Leases.  With respect to the Real Property Leases and the Personal Property Leases, such assignment will be at no cost to Buyer and Seller will have obtained any and all consents required for such assignments, together with estoppel certificates in form reasonably satisfactory to Buyer, with no change in rent or other terms, except in accordance with the terms of such Real Property Leases or Personal Property Leases.

5.6.10.     Employment Agreements.  Robert Barton, James Lowe, Ernest Sexton, Allam Mohan, Victor Blanchard and Mike Hawkins will have entered into employment agreements with Buyer in form similar to Exhibit 5.6.10 attached hereto.

5.6.11.     Escrow Agreement or Letter of Credit.  Buyer, Seller and the escrow agent will have entered into the Escrow Agreement or Seller will have delivered the Letter of Credit to Buyer and entered into a related Letter of Credit Claims Agreement in the form of Exhibit 5.6.11 attached hereto.

5.6.12.     Termination Statements and Releases of Liens. Seller will have delivered to Buyer duly executed termination statements under the Uniform Commercial Code which, when filed with the appropriate Governmental Authorities, will terminate all financing statements on the Acquired Assets, other than the Permitted Liens.

5.6.13.     Real Property. Buyer, at its sole expense, will have received for each of the Owned Real Properties:

A.    Title Insurance.  An owner’s extended coverage policy of title insurance issued by a title company satisfactory to Buyer and dated as of the Closing Date insuring title to such Owned Real Property in an amount at least equal to the allocated portion of the Purchase Price applicable thereto and free and clear of all Liens and other exceptions to or exclusions from coverage, other than the Permitted Real Estate Exceptions.  Without limiting the foregoing, no such title insurance policy will create an exception for or exclusion from the coverage of such policy or from the liability of the title company on account of acts or omissions of Seller (or to its or their current or former directors, Stockholder, partners, officers, agents or employees) where such acts or omissions occurred prior to the Closing Date.  Each such title insurance policy will contain, where obtainable in the particular jurisdiction, zoning, comprehensive, survey, contiguity (where appropriate), nonimputation and public-street access endorsements and otherwise be in form and substance reasonably satisfactory to Buyer.

B.    Survey.  A Survey of such Owned Real Property, in form and substance reasonably satisfactory to Buyer.

C.    Deed.  A Special Warranty Deed, in one of the forms attached hereto as Exhibit 5.6.13 duly executed by Seller, evidencing the transfer to Buyer of such Owned Real Property free and clear of any Liens, except Permitted Liens, in form and substance reasonably acceptable to Buyer.

5.6.14.     Due Diligence, Etc.  Buyer will have completed its due diligence inquiry to its reasonable satisfaction, including its reasonable satisfaction (i) with the Financial Statements and Seller’s financial statements for the most recent interim period, (ii) that there are no contingent or reasonably possible claims or liabilities that can reasonably be viewed to materially adversely affect the Business or the Acquired Assets and (iii) that there has been no material adverse change in the Business or condition, financial or otherwise, of Seller prior to Closing. Buyer’s opportunity to conduct due diligence and its decision to close based thereon will not limit or diminish any representation, warranty, indemnity obligation or other duty of Seller, Stockholder, or their Affiliates hereunder.

5.6.15.     Legality; Governmental Authorization; Litigation.  Buyer’s purchase of and payment for the Acquired Assets, and Buyer’s purchase or any payment for Seller’s and Stockholder’s covenants not to compete will not be prohibited by any Law and will not subject it to any penalty, tax, or liability.  The Required Consents and all necessary consents, approvals, orders and authorizations of, or registrations, declarations and filings with, any Governmental Authority or of any other Person with respect to any of the transactions contemplated by this Agreement will have been obtained or made and will be in full force and effect, including any such approvals required by Hart-Scott-Rodino Antitrust Improvements Act of 1976.  No Action will have been instituted prior to or at the Closing Date before any arbitrator or Governmental Authority, or instituted or threatened by any arbitrator or Governmental Authority pertaining to the purchase by Buyer of the Acquired Assets, the covenants not to compete of Seller or Stockholder or the enforcement of this Agreement, the result of which could prevent or render illegal the consummation of same or which could have a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of Seller or the Business, or as a result of the consummation of the transactions contemplated hereby, of Buyer.

5.6.16.     No Change in Law; Etc.  No Law will have been enacted or made by or on behalf of any Governmental Authority, nor will any decision of any court of competent jurisdiction have been rendered, which in Buyer’s reasonable judgment could materially and adversely affect, restrain, prevent or change the transactions contemplated by this Agreement or have a material adverse effect on the Business or the operations, assets, prospects or condition, financial or otherwise, of Seller or, as a result of the consummation of the transactions contemplated hereby, of Buyer.

5.6.17.     Remedial Work.  Seller will have successfully completed the Remedial Work identified on Schedule 5.6.17 attached hereto; provided however, that in the event Seller is unable to complete all of the Remedial Work prior to Closing, the parties shall meet and negotiate in good faith a reduction in the Purchase Price reflecting the cost of completing such unfinished work.

5.6.18.     Required Consents.  Seller will have furnished Buyer all Required Consents, in form and substance satisfactory to Buyer, in order to permit consummation of the transactions contemplated by this Agreement.

5.6.19.     Transition Services Agreement.  Buyer and Stockholder will have entered into a Transition Services Agreement in the form of Exhibit 5.6.19 attached hereto whereby Stockholder will provide transition services to Buyer as described therein (the “Transition Services Agreement”).

5.6.20.     Allocation Of Purchase Price.  Buyer and Seller will have agreed, for federal income tax purposes, to an allocation of the Purchase Price among the Acquired Assets and the covenants not to compete (the “Tax Allocation”).  The allocation will be binding upon Buyer and Seller and Stockholder, and neither Buyer nor Seller nor Stockholder will take any position with any taxing authority which is inconsistent with such allocation.

5.7.          CONDITIONS TO SELLER’S AND STOCKHOLDER’S OBLIGATION TO CLOSE.  The respective obligations of Seller and Stockholder hereunder are subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived, in writing, in whole or in part by Seller and Stockholder, respectively.

5.7.1.       Continued Accuracy of Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement will be true in all respects as of the Effective Time with the same force and effect as if made on and as of the Effective Time.

5.7.2.       Performance of Agreements.  Buyer will have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

5.7.3.       Officer’s Certificate.  On the Closing Date, Buyer will furnish to Seller a certificate signed by an officer or duly authorized representative of Buyer, dated as of the Effective Time, to the effect that the conditions specified in Sections 5.7.1. and 5.7.2. hereof have been satisfied.

5.7.4.       Board Approval.  The Board of Directors of Buyer will have approved the entry into, and consummation of the transactions contemplated by, this Agreement.

5.7.5.       Absence of Litigation.  No action or proceeding will have been instituted prior to or at the Closing Date before any court, arbitrator or other Governmental Authority, or instituted or threatened by any public authority, pertaining to the purchase by Buyer of the Acquired Assets, the results of which could prevent or make illegal the consummation of such purchase.

5.7.6.       Good Standing Certificate.  At Closing, Buyer will provide to Seller a certificate of good standing dated on or about the Closing Date stating that Buyer is a corporation in good standing under the laws of the State of Texas.

5.7.7.       Opinion of Counsel to Buyer.  Buyer shall have delivered to Seller a legal opinion dated as of Closing, in form and substance satisfactory to Seller, to the effect that: (i) it is a corporation organized, validly existing and in good standing under the laws of the State of Texas; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer; and (iii) this Agreement and all documents and instruments executed by Buyer at Closing have been duly executed and delivered on behalf of Buyer and constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms. In giving this legal opinion, counsel for Buyer may rely upon certificates of governmental officials and of the respective officers, general partners and individuals, as appropriate, as to matters of fact, and may qualify the legal opinion with such other assumptions and exceptions as are reasonable under the circumstances.

5.7.8.       Transition Services Agreement.  Buyer and Stockholder will have entered into a Transition Services Agreement.

5.7.9.       Letter of Credit Claims Agreement.  Buyer and Seller will have entered into a Letter of Credit Claims agreement in the form of Exhibit 5.6.11 attached hereto.

5.7.10.     Governmental Approvals.  All required governmental approvals, including any under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, shall have been received.

5.7.11.     Allocation of Purchase Price.  Buyer and Seller will have agreed to the Tax Allocation.

ARTICLE 6.  INDEMNIFICATION

6.1.          INDEMNIFICATION OF BUYER.  Subject to the limitations hereinafter set forth, Seller and Stockholder (each in its capacity as indemnifying party, an “Indemnitor”) hereby agree jointly and severally to indemnify, defend and hold harmless Buyer (in its capacity as indemnified party, an “Indemnitee”) from, against and in respect of any Losses arising from or related to:

A.    any breach or inaccuracy, or any allegation by a third party of any fact which, if true as alleged, would give rise to such a breach or inaccuracy, in any representation or warranty of Seller or Stockholder set forth herein (as such representation or warranty would read if all qualifications as to materiality were deleted from it);

B.    the failure of Seller or Stockholder to perform any covenant or agreement to be performed by it or them hereunder; or

C.    any or all of the Excluded Liabilities, regardless of when they arose or arise and regardless of when and by whom asserted and whether the facts on which any Excluded Liabilities are based occurred prior to or subsequent to the Effective Time, and regardless of whether any Excluded Liabilities are specifically referred to or provided for in the Financial Statements or on any of the Schedules attached hereto; provided, however, that if any Loss is exacerbated as a result of any act or omission of Buyer with respect to the

Acquired Assets or in respect to the operation of the Business after the Effective Time, then Seller and Stockholder will have no obligation to indemnify Buyer for that portion of such Loss that is directly and solely attributable to such act or omission of Buyer.

6.2.          INDEMNIFICATION OF SELLER AND STOCKHOLDER.  Buyer (in its capacity as indemnifying party, an “Indemnitor”) hereby agrees to indemnify, defend and hold harmless Seller and Stockholder (each in its capacity as indemnified party, an “Indemnitee”) from, against and in respect of any Losses arising from or related to:

A.    any breach or inaccuracy, or any allegation by a third party of any fact which, if true as alleged, would give rise to such a breach or inaccuracy, in any representation or warranty by Buyer (as such representation or warranty would read if all qualifications as to materiality were deleted from it);

B.    the failure of Buyer to perform any covenant or agreement hereunder to be performed by it; or

C.    Buyer’s failure to pay or honor any or all of the Assumed Liabilities.

6.3.          LIMITATIONS ON INDEMNIFICATION RIGHTS.

6.3.1.       Termination of Indemnification Rights.  All representations and warranties covenants and agreements made by any party in this Agreement (including all Schedules hereto) or pursuant to any document, statement, certificate or other instrument referred to herein or delivered hereunder in connection with the transactions contemplated hereby, will be deemed to have been material and relied upon by the other parties hereto, notwithstanding any investigation made by or on behalf of any of the parties hereto, and will survive the execution and delivery of this Agreement and the Closing.

6.3.2.       Indemnification Termination Date.

Notwithstanding the foregoing, no claims may be made or suit instituted under any provision of this Article 6 after the 15th day following the completion of the audit of the financial statements of the Business for calendar year 2004 (the “Indemnification Termination Date”), except for Reserved Claims which will survive indefinitely. The term “Reserved Claims” means all claims (i) as to which the Indemnitee has given any Indemnitor notice prior to the Indemnification Termination Date, (ii) based upon fraud or intentional misrepresentation on the part of the Indemnitor at or prior to Closing, (iii) based upon Excluded Liabilities or Assumed Liabilities, as the case may be, or (iv) arising in connection with the allocation of the Purchase Price for tax purposes pursuant to Section 5.5.

6.3.3.       Dollar Limitations.

A.    The Seller and Stockholder will not be liable to Buyer for indemnification under Section 6.1 (A) or (B) until the aggregate Losses of Buyer thereunder exceed $400,000 (the “Threshold”), and then only to the extent that such Losses exceed that amount, except when such Losses are based upon the fraud or intentional misrepresentation on the part of

Seller or Stockholder at or prior to the Closing, in which case the Threshold will not apply and Seller and Stockholder will be liable for all such Losses.

B.    The total amount payable pursuant to this Article 6 by Seller and Stockholder with respect to all Indemnification Claims brought by Buyer hereunder will not exceed the Purchase Price.

6.4.          PROCEDURES FOR INDEMNIFICATION.  An Indemnitee will make a  claim for indemnification hereunder (“Indemnification Claim”) by delivering a written notice to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of the Losses incurred (if known) or to be incurred and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee will have concerning such Third Party Claim. If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 6.4.2 hereof will be observed by the Indemnitee and the Indemnitor.

6.4.1.       General Claims.  If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor will have ten (10) days to object to such Indemnification Claim by delivery of a written notice of such objection.  Failure to timely object will constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor.  If an objection is timely made by the Indemnitor, creating a Dispute, then the Indemnitee and the Indemnitor will resolve the Dispute pursuant to Article 8 of this Agreement.

6.4.2.       Defense of Third Party Claims.  Should any claim be made, or suit or proceeding (including a binding arbitration or an audit by any taxing authority) be instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim will be subject to the following terms and conditions:

A.    The Indemnitor will have fifteen (15) days from receipt of the Indemnification Claim (the “Notice Period”) to notify the Indemnitee, whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and notwithstanding any such dispute, whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such claim.

B.    If the Indemnitor does not elect to assume the defense of such claim, the Indemnitee may engage counsel of its choosing and proceed to defend the claim and reserve its right to recover its Losses from the Indemnitor if the Indemnitor wrongfully refused to defend such claim.

C.    If the Indemnitor notifies the Indemnitee that it elects to assume the defense of such claim, it will engage counsel of its own choosing reasonably satisfactory to the Indemnitee.  Further in such case, the Indemnitee may elect to retain independent counsel and participate with respect to such claim; provided, however, that the fees and expenses of such counsel incurred after the Indemnitee has been so notified by the Indemnitor that it will assume the defense will be borne solely by the Indemnitee.  No settlement or compromise of any Indemnification Claim which may result in Losses for which the Indemnitee may be liable may be made by the Indemnitor without the prior written consent of the Indemnitee (which will not unreasonably be withheld or delayed) unless (a) prior to such settlement or compromise an insurer and/or the Indemnitor acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses, and (b) the Indemnitee is furnished with security reasonably satisfactory to the Indemnitee that the Indemnitor or an insurer will in fact pay such amount and expenses. The Indemnitor will not be entitled to assume the defense of any claim (x) brought by or on behalf of the Indemnitor or (y) as to which the Indemnitee’s counsel will have determined, as set forth in clause (iv) below, that there may be a conflict of interest as a result thereof.

D.    Notwithstanding the assumption by the Indemnitor of the defense of any claim, the Indemnitee will be entitled to indemnification under this Section for fees and expenses incurred in the defense of such claim if (a) such indemnification is otherwise authorized by the Indemnitor; (b) such Indemnitee’s counsel will have reasonably determined and notified the Indemnitor in writing that there may be a conflict of interest between the Indemnitor and the Indemnitee in the conduct of the defense of such claim; or (c) the Indemnitor has not in fact employed counsel to assume the defense of such claim within ten (10) days after the Indemnitor received written notice of such claim from the Indemnitee.

E.     Except where the Indemnitor (a) timely elects to defend the Indemnitee against such claim or demand (in which case Section 6.4.2.(c) will govern), or (b) the Indemnitor disputes its liability in a timely manner under this Section 6.4.A, the Indemnitor will be conclusively liable for the amount of any such claim or defense.

F.     The Indemnitee and Indemnitor will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor and/or its counsel, such employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

6.4.3.       Payment. Payments of any Losses will be paid to the Person entitled thereto within ten (10) days following the quantification of the Losses, and, to the extent funds are available, with any Losses suffered by Buyer to be paid from the Escrowed Funds.  Any amounts not paid when due will bear interest from the due date thereof until the date paid at a rate equal to (i) two percent (2%) above the rate announced from time to time by Buyer’s principal lender as its prime rate.

6.5.          SPECIAL REFERENCES.  Solely for purposes of Sections 6.1. and 6.2., references to Buyer and Seller as “Indemnitees” will be deemed to include their respective Affiliates and the officers, directors, employees, agents, attorneys, representatives, transferees and assigns of Buyer and Seller and their respective Affiliates.

6.6.          RELEASE OF ESCROW FUNDS.  On the Indemnification Termination Date, any Escrow Funds still being held pursuant to the Escrow Agreement, less any pending unresolved

Indemnification Claims, will be released to Seller, with any remaining amounts being released to Buyer or Seller as the pending Indemnification Claims are resolved based upon such resolutions.

6.7.          KNOWLEDGE IMPUTED TO BUYER.  The fact that some or all of Seller’s employees, including certain of Seller’s officers or Management Employees, will or may be employed by Buyer after the Closing will not be deemed to (i) constitute or impute to Buyer any knowledge which such employee or Seller has; (ii) relieve or diminish the Liability of Seller for any breaches of its representations and warranties hereunder; or (iii) affect in any way the other duties and obligations that Seller has or would otherwise have hereunder. Buyer’s opportunity to conduct due diligence and its decision to close based thereon shall not limit or diminish any representation, warranty, indemnity obligation or other duty of Stockholder or Seller hereunder.

ARTICLE 7.  TERMINATION.

7.1.          GROUNDS FOR TERMINATION.  This Agreement may be terminated at any time prior to the Closing by:

A.    mutual written agreement of Seller and Buyer;

B.    either Seller or Buyer, immediately, upon notice to the other party, if the Closing will not have been consummated on or before September 30, 2002;

C.    either Seller or Buyer, immediately, upon notice to the other party, if there will be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

D.    either Seller or Buyer, upon notice of such termination to the other party, if the other party has breached any material representation, warranty or covenant contained in this Agreement, and the breach has continued for a period of fifteen (15) days after written notice of the breach is received by the breaching party.

7.2.          EFFECT OF TERMINATION.  If this Agreement is terminated as permitted by Section 7.1, such termination will be without liability of any party (or any stockholder, director, officer, employee, agent, member, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination will result from the willful and deliberate failure of any party to fulfill a condition to the performance of the obligations of any other party, or the willful and deliberate failure to perform a covenant of this Agreement or willful and deliberate breach by any party to this Agreement of any representation or warranty or agreement contained herein, such party will be fully liable for any and all Losses incurred or suffered by the other parties as a result of such failure or breach.

ARTICLE 8.  DISPUTE RESOLUTION / REMEDIES

8.1.          DISPUTE RESOLUTION.

8.1.1.       Negotiation.  In the event of any dispute, controversy or claim between Buyer and any of the other parties under this Agreement (a “Dispute”), including a dispute under Section 6.4, Buyer and any of the other parties to a Dispute (the “Disputing Parties”) agree (i) to negotiate in good faith for a period of thirty (30) days to settle any Dispute.  If no mutually agreeable resolution is reached during this period, the Parties agree to comply with Section 8.1.2 below.

8.1.2.       Arbitration.  Any Dispute which is not resolved in accordance with Section 8.1.1 above will, except as provided in Section 8.1.3 hereof, be resolved by a panel of three arbitrators by arbitration in the Houston metropolitan area, except that only one arbitrator will be used if the Dispute involves less than $250,000, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association (the “AAA Rules”) as amended from time to time and as modified by this Agreement, unless the Disputing Parties agree, in writing, to arbitrate the Dispute in a different location or before a different number of arbitrators.  The arbitrator will apply Texas law and issue a written decision within five (5) business days of the submittal of the matter subject to the arbitration.  The arbitrators will be selected by the Disputing Parties in accordance with the AAA  Rules.  The arbitrators will possess substantive legal experience in the principal issues in Dispute.

8.1.3.       Injunctive Relief.  Nothing in this Section 8.1 will limit any right that the Disputing Parties may otherwise have to seek to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any mediation process or arbitration proceeding. For purposes of injunctive relief only, each of the Parties hereby consents to the exclusive jurisdiction of the United States District Court for the Southern District of Texas and any court of general jurisdiction in and for Harris County, Texas (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any such court or that any such proceeding which is brought in any such court has been brought in an inconvenient forum.  Subject to applicable law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Nothing herein will affect the right of any party to serve legal process in any other manner permitted by law or at equity.

8.1.4.       Dispute Resolution/Legal Fees.  If legal proceedings, including mediation and/or arbitration, are commenced in connection with this Agreement, Buyer and Seller will share equally in the fees charged by any arbitrator and each Party will pay its own attorneys’ fees and other costs and expenses, including expert witness costs, incurred by it in such proceedings.

8.2.          REMEDIES.  Other than as provided in this Article 8, nothing in this Agreement will be construed to waive or otherwise limit any remedies that either party may have at law or in equity.

ARTICLE 9.  NOTICES, CONSTRUCTION AND INTERPRETATION

9.1.          NOTICES.  All notices under this Agreement must be in writing.  Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

If to Seller and/or Stockholder:	With a copy to:

Wheeling Machine Products, Inc.	Robert L. Redfearn, Esq.
Wheeling Machine Products of Texas, Inc.	Simon, Peragine, Smith & Redfearn, L.L.P.
Nassau Holding Corporation	1100 Poydras Street
3636 N. Causeway Boulevard, Suite 300	Suite 3000, Energy Centre
Metairie, LA 70002	New Orleans, LA 70163-3000
Attn: Mr. Frank J. Cangelosi, Jr.	Telecopy No.: 504-569-2999
Telecopy No.: 504-837-3753

If to Buyer:	With a copy to:

Wheeling Acquisition Corporation	Strasburger & Price, L.L.P.
15660 N. Dallas Parkway, Suite 500	901 Main Street, Suite 4300
Dallas, Texas 75248	Dallas, Texas 75202
Attn: Robert F. Spears, Esq.	Attn: Elmer Murphey, III, Esq.
Telecopy No: 972-770-6471	Telecopy No: 214-651-4330

Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

9.2.          ENTIRE AGREEMENT; WAIVERS.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

9.3.          AMENDMENT OR MODIFICATION.  The parties hereto may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by all parties.

9.4.          HEADINGS.  Article, Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

9.5.          INTERPRETATION.  In this Agreement, whenever (i) the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”; (ii) the words “hereof”, “herein”, “hereby” and other similar words refer to this Agreement as a whole unless otherwise indicated; (iii) the singular is used, the same will include the plural, and whenever the plural is used, the same will include the singular, where appropriate; and (iv) the word “Seller” will mean either or both of Wheeling Machine and Wheeling Texas, where appropriate.

9.6.          SCHEDULES; ETC.  Schedules and Exhibits referred to in this Agreement are an integral part of this Agreement.

9.7.          SEVERABILITY.  The provisions of this Agreement are severable, and if any provision should, for any reason, be held invalid or unenforceable in any respect, it will not invalidate, render unenforceable or otherwise affect any other provision, and such invalid or unenforceable provision will be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

9.8.          COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

9.9.          SUCCESSORS AND ASSIGNS.  All of the terms and provisions of this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which transferees, successors and assigns will be deemed to be a party hereto for all purposes hereof). Seller and Stockholder covenant and agree that Buyer may assign all or any of its rights and obligations hereunder to an Affiliate of Buyer; provided however, that no such assignment shall relieve Buyer of any of its obligations hereunder.

9.10.        NO THIRD PARTY BENEFICIARY RIGHTS.  This Agreement is not intended to and will not be construed to give any person or entity other than the parties signatory hereto any interests or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby except as otherwise expressly stated herein.

9.11.        GOVERNING LAW.  This Agreement will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

9.12.        CONSTRUCTION OF THE AGREEMENT.  Each of the parties hereto, after appropriate consultation with counsel, has participated in drafting this Agreement.  The language of this Agreement will not be preemptively construed against any of the parties hereto.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have hereunto set their hands under seal, as of the date first above written.

BUYER:

WHEELING ACQUISITION CORPORATION

By:
Its:

LONE STAR TECHNOLOGIES, INC.

By:
Its:

SELLER:

WHEELING MACHINE PRODUCTS, INC.

By:
Its:

WHEELING MACHINE PRODUCTS OF TEXAS, INC.

By:
Its:

NASSAU HOLDING CORPORATION

By:
Its: